                          PURCHASE AND SALE AGREEMENT

                                     among

                       ASCENT ENTERTAINMENT GROUP, INC.,
                         ASCENT SPORTS HOLDINGS, INC.,
                            LIBERTY DENVER ARENA LLC

                                      and

                               STURM SPORTS, LLC,
                             STURM AVALANCHE, LLC,
                              STURM NUGGETS, LLC,
                                STURM ARENA, LLC

                           Dated as of July 27, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I.  DEFINITIONS....................................................    3
 1.1  Definitions..........................................................    3

ARTICLE II. PURCHASE AND SALE..............................................   18
 2.1  AEG Ownership Interests..............................................   18
 2.2  HC Ownership Interests...............................................   18
 2.3  LLC-II Membership Interest...........................................   18
 2.4  Ascent Arena Company Membership Interests............................   18
 2.5  Purchase Price.......................................................   18
 2.6  Closing Period Payment...............................................   19

ARTICLE III.  COVENANTS OF SELLER..........................................   19
 3.1  Compliance with Contracts and Applicable Law.........................   19
 3.2  Conduct of Business in the Ordinary Course...........................   20
 3.3  Preservation of Business.............................................   22
 3.4  Maintenance of Insurance Coverage and Certain Policies...............   22
 3.5  Current Information..................................................   23
 3.6  Post-Closing Funds...................................................   23
 3.7  Preservation of LDA's Ascent Arena Company Membership Interest.......   23

ARTICLE IV. CLOSING........................................................   23
 4.1  Closing..............................................................   23
 4.2  Closing Deliveries by AEG............................................   24
 4.3  Closing Deliveries by Purchasers.....................................   25
 4.4  Closing Deliveries by LDA............................................   25
 4.5  Closing Deliveries by HC.............................................   25

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF SELLER.......................   26
 5.1  General Corporate and Partnership Matters............................   26
 5.2  Authorized Capital; Title to Shares and Membership Interests.........   28
 5.3  Financial Statements and Undisclosed Liabilities.....................   33
 5.4  Litigation...........................................................   34
 5.5  Employees............................................................   34
 5.6  Employee Benefits....................................................   35
 5.7  Labor and Employment Matters.........................................   36
 5.8  Intellectual Property................................................   37
 5.9  Environmental Compliance.............................................   37
 5.10 Insurance............................................................   38
 5.11 Tax Matters..........................................................   39
 5.12 Sports Entities......................................................   45

 5.13 Ascent Arena Entities...........................................   48
 5.14 Pepsi Center....................................................   48
 5.15 Mountain Mobile.................................................   51
 5.16 Development Property............................................   51
 5.17 Advisory Fees...................................................   52
 5.18 Operations Since Schedules Effective Date.......................   52
 5.19 No Other Representations or Warranties..........................   52

ARTICLE V-A.  REPRESENTATIONS AND WARRANTIES OF LDA...................   52
 5A.1 General Limited Liability Company Matters.......................   52
 5A.2 Title to LDA's Ascent Arena Company Membership Interest.........   54
 5A.3 Advisory Fees...................................................   54
 5A.4 No Other Representations or Warranties..........................   54

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASERS..............   54
 6.1  Existence and Power.............................................   54
 6.2  Governmental Authorization......................................   55
 6.3  Non-Contravention...............................................   55
 6.4  Securities Matters..............................................   55
 6.5  Advisory Fees...................................................   56
 6.6  Litigation......................................................   56
 6.7  Beneficial Ownership............................................   56
 6.8  No Other Representations or Warranties..........................   57
 6.9  Financial Matters...............................................   57

ARTICLE VI-A.  REPRESENTATIONS AND WARRANTIES OF STURM ARENA..........   57
 6A.1 Organization and Standing.......................................   57
 6A.2 Authorization...................................................   57
 6A.3 Binding Effect..................................................   57
 6A.4 Governmental Authorization......................................   58
 6A.5 Non-Contravention...............................................   58
 6A.6 Advisory Fees...................................................   58
 6A.7 No Other Representations or Warranties..........................   58
 6A.8 Financial Matters...............................................   58
 6A.9 Securities Matters..............................................   58
 6A.10  Beneficial Ownership..........................................   59

ARTICLE VII.  CONDITIONS TO CLOSING...................................   60
 7.1  Conditions to Obligations of Purchasers.........................   60
 7.2  Conditions to Obligations of Seller.............................   62
 7.3  Conditions to Obligation of LDA.................................   64

ARTICLE VIII.  INDEMNIFICATION AND DISPUTE RESOLUTION.................   64
 8.1  Indemnification of Purchasers by Seller.........................   64
 8.2  Indemnification of Seller.......................................   65
 8.3  Indemnification by LDA of Sturm Arena...........................   65

 8.4  Indemnification of LDA......................................  66
 8.5  Procedures for Third-Party Claims...........................  66
 8.6  Procedures for Non-Third Party Claims.......................  67
 8.7  Dispute Resolution..........................................  67

ARTICLE IX. TERMINATION...........................................  68
 9.1  Mutual Agreement............................................  68
 9.2  Default by Seller...........................................  68
 9.3  Default by Purchasers.......................................  68
 9.4  Failure to Close............................................  68
 9.5  Effect of Termination.......................................  68

ARTICLE X.  OTHER AGREEMENTS......................................  69
 10.1 Further Assurances..........................................  69
 10.2 Certain Filings.............................................  69
 10.3 Administration of Accounts..................................  69
 10.4 Guarantee of Performance....................................  69
 10.5 Taxes.......................................................  69
 10.6 Employee Benefit Plans......................................  75
 10.7 Publicity...................................................  76
 10.8 Costs and Expenses..........................................  76
 10.9 Conditions to Closing.......................................  76

ARTICLE XI. MISCELLANEOUS.........................................  77
 11.1 Notices.....................................................  77
 11.2 Amendments; No Waivers......................................  78
 11.3 Successors and Assigns......................................  79
 11.4 Governing Law...............................................  79
 11.5 Counterparts; Effectiveness.................................  79
 11.6 Entire Agreement............................................  79
 11.7 Captions....................................................  79
 11.8 Severability................................................  79
 11.9 Construction................................................  79
 11.10  Cumulative Remedies.......................................  80
 11.11  Survival of Representations, Etc..........................  80
 11.12  No Third Party Beneficiaries..............................  80
 11.13  Revised Deal Structure....................................  80

EXHIBIT "A-1"  Arena Land Legal Description
EXHIBIT "A-2"  Development Property Legal Description
EXHIBIT "B"    Permitted Liens
EXHIBIT "C"    Construction Budget
EXHIBIT "D"    Construction Contractor Critical Path Report
EXHIBIT "E"    Form of Opinion
SCHEDULE 1.1   Pepsi Center Plans and Specifications

SCHEDULE 3.2(a)(vii)    Payable Indebtedness
SCHEDULE 3.2(b)(viii)   Prepayable Arena Entities' and Development Property
                        Indebtedness
SCHEDULE 3.4            Maintenance of Insurance Coverage and Certain Policies
SCHEDULE 3.6            Post Closing Funds
SCHEDULE 5.1(f)         Subsidiaries/Advances/Investments
SCHEDULE 5.2(c)(iii)    Mountain Mobile Membership Interest
SCHEDULE 5.2(h)         Restrictions
SCHEDULE 5.3(a)         Financial Statements
SCHEDULE 5.3(b)         Undisclosed Liabilities
SCHEDULE 5.4            Litigation
SCHEDULE 5.5(a)         Sports Entities' Employees
SCHEDULE 5.5(b)         Arena Entities' Employees
SCHEDULE 5.6(a)(i)      Employee Plans
SCHEDULE 5.6(a)(iv)     Employee Plan Accelerated Vesting
SCHEDULE 5.6(d)         Multi-employer Plan Contingent Liability
SCHEDULE 5.7(a)         Labor and Employment Matters
SCHEDULE 5.8(a)         Intellectual Property
SCHEDULE 5.10(a)        Insurance Policies
SCHEDULE 5.10(b)        Ascent Arena Entities Insurance Policies
SCHEDULE 5.11(a)(iv)    Tax Matters - Affiliated Groups
SCHEDULE 5.11(a)(v)     Tax Matters - List of Consolidated, Combined or Unitary
                        State Income Tax Filings
SCHEDULE 5.11(a)(vi)    Tax Matters - Copies of Returns/Audits
SCHEDULE 5.11(a)(viii)  Tax Matters - General Disclosures
SCHEDULE 5.11(a)(ix)    Tax Matters - Corporate Disclosures
SCHEDULE 5.11(a)(x)     Tax Matters - Additional Information
SCHEDULE 5.11(b)(iv)    Tax Matters, Partnership Returns/Audits
SCHEDULE 5.11(b)(vii)   Tax Matters - General Disclosures
SCHEDULE 5.11(b)(viii)  Tax Matters - Partnership Entities
SCHEDULE 5.11(b)(ix)    Tax Matters - Partnership Elections/Asset Basis
SCHEDULE 5.12(a)        Sports Entities - Absence of Certain Changes
SCHEDULE 5.12(b)(i)     Sports Entities' Contracts
SCHEDULE 5.12(e)        Affiliate Contracts
SCHEDULE 5.12(f)(i)     Sports Entities' Permits
SCHEDULE 5.12(f)(ii)    Sports Entities' Required Governmental/Contractual
                        Approvals/Consents
SCHEDULE 5.12(g)        Compliance with Laws
SCHEDULE 5.13(d)        Advance Booking Contracts
SCHEDULE 5.13(e)        Ascent Arena Entity Contracts
SCHEDULE 5.14(b)(iii)   Arena Contracts
SCHEDULE 5.14(b)(v)     Sale and Servicing Delegation of Duties
SCHEDULE 5.14(c)        Arena Accounts
SCHEDULE 5.15(c)        Mountain Mobile Compliance with Laws
SCHEDULE 6.7(a)         Beneficial Ownership

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of July 27, 1999 (the "Effective Date"), among ASCENT ENTERTAINMENT GROUP, INC., a Delaware corporation ("AEG"), ASCENT SPORTS HOLDINGS, INC., a Delaware corporation ("HC" and, together with AEG, "Seller"), LIBERTY DENVER ARENA LLC ("LDA"), a Delaware limited liability company, STURM SPORTS, LLC, a Delaware limited liability company ("Sturm Sports"), STURM AVALANCHE, LLC, a Delaware limited liability company ("Sturm Avalanche"), STURM NUGGETS, LLC, a Delaware limited liability company ("Sturm Nuggets"), and STURM ARENA, LLC, a Delaware limited liability company (`Sturm Arena") (together with Sturm Sports, Sturm Avalanche and Sturm Nuggets, "Purchasers" and each individually, a "Purchaser").

                                   RECITALS

          A. Immediately prior to the execution of this Agreement, that certain Purchase and Sale Agreement, dated as of June 22, 1999, among Seller, LDA, EPL, LLC and EPL II, LLC has been terminated pursuant to Section 9.5 thereof.

          B. AEG owns 100% of the capital stock of HC, and HC will own as of the Closing (as herein defined) 100% of the membership interests of each of LLC-I and LLC-II.

          C. AEG and HC desire to sell to Sturm Arena, and Sturm Arena desires to purchase from HC, 100% of the membership interests of LLC-II (the "LLC-II Membership Interest"), all on the terms and conditions set forth in this Agreement.

          D. AEG, LDA and Ascent Development Corp. own, in the aggregate, 100% of the membership interests in Ascent Arena Company, LLC, a Colorado limited liability company ("Ascent Arena Company") (collectively, "Ascent Arena Company Membership Interests," and each individually an "Ascent Arena Company Membership Interest"). Ascent Arena Company in turn owns the partially constructed new indoor arena and related parking and site improvements (including the Infrastructure Improvements as defined in the Redevelopment Agreement) currently under construction on the Arena Land and adjacent property, to be called the "Pepsi Center", which will be a state of the art sports and entertainment center with seating for up to 20,000 occupants, depending on the event specific configuration (the "Pepsi Center").

          E. AEG desires to sell to Sturm Arena, and Sturm Arena desires to purchase from AEG, its Ascent Arena Company Membership Interest, all on the terms and conditions set forth in this Agreement. LDA desires to sell to Sturm Arena, and Sturm Arena desires to purchase from LDA, its Ascent Arena Company Membership Interest, all on the terms and conditions set forth in this Agreement.

          F. AEG owns, in the aggregate: (i) a 98.2% limited partnership interest (the "AEG Nuggets LP Partnership Interest") in The Denver Nuggets Limited Partnership, a Delaware limited partnership ("Nuggets LP"), and (ii) a 50% membership interest (the "AEG Avalanche Membership Interest") in Colorado Avalanche, LLC, a Colorado limited liability company ("Avalanche LLC") and will own, in the aggregate, indirectly through HC, 100% of the membership interests of LLC-I (the "LLC-I Membership Interest").

          G. LLC-I will own, as of the Closing, in the aggregate, a 1.8% general partnership interest in Nuggets LP ("LLC-I Nuggets LP Partnership Interest"), and a 50% membership interest in Avalanche LLC (the "LLC-I Avalanche Membership Interest").

          H. Nuggets LP owns and operates the professional basketball team known as the "Denver Nuggets" (the "Nuggets") and holds a franchise and membership in the National Basketball Association (the "NBA"). Nuggets LP also owns (i) fee title to the real property located in Denver, Colorado on which the Pepsi Center is currently being constructed, which real property is more particularly described on Exhibit "A-1" attached hereto (the "Arena Land"), and
(ii) a 1/3 membership interest (the "Mountain Mobile Membership Interest") in Mountain Mobile TV Limited Liability Company, a Nevada limited liability company ("Mountain Mobile").

          I. Avalanche LLC owns and operates the professional hockey team known as the "Colorado Avalanche" (the "Avalanche") and holds a franchise and membership in the National Hockey League (the "NHL").

          J. Prior to the Closing, AEG will transfer to HC a 97.2% limited partnership interest in Nuggets LP and a 49% membership interest in Avalanche LLC.

          K. AEG desires to sell, on the terms and conditions set forth in this Agreement, to Sturm Sports, and Sturm Sports desires to purchase from AEG,
(i) the portion of the AEG Nuggets LP Partnership Interest that AEG does not transfer to HC prior to the Closing and (ii) the portion of the AEG Avalanche Membership Interest that AEG does not transfer to HC prior to the Closing.

          L. AEG and HC desire to sell, on the terms and conditions set forth in this Agreement, to Sturm Avalanche, and Sturm Avalanche desires to purchase from HC, 100% of the LLC-I Membership Interest.

          M. AEG and HC desire to sell, on the terms and conditions set forth in this Agreement, to Sturm Nuggets, and Sturm Nuggets desires to purchase from HC, the portion of the AEG Nuggets LP Partnership Interest that AEG transfers to HC prior to the Closing.

          N. AEG and HC desire to sell, on the terms and conditions set forth in this Agreement, to Sturm Avalanche, and Sturm Avalanche desires to purchase from HC, the portion of the AEG Avalanche Membership Interest that AEG transfers to HC prior to the Closing.

          NOW, THEREFORE, in consideration of the foregoing recitals, and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.


                                  DEFINITIONS


          1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Accounts" means, collectively, (a) the following accounts established and maintained pursuant to, and as defined in, the Sale and Servicing Agreement:
(i) Collection Account; (ii) Construction Fund Account; (iii) Debt Service Coverage Account; (iv) Debt Service Reserve Account; (v) Lease Reserve Account;
(vi) Paying Account; (vii) Capitalized Interest Account; and (vii) the Lockbox Account (for deposit of funds received pursuant to the Revenue Agreements prior to transfer of such funds to the Collection Account); (b) the Operating Account established and maintained pursuant to the Operating and Management Agreement; and (c) any Subservicing Account established by Ascent Operating Company as subservicer of the Sale and Servicing Agreement pursuant to the Operating and Management Agreement.

          "ADC Shares" has the meaning set forth in Section 5.2(a)(i).

          "Advance Booking Contracts" has the meaning set forth in Section 5.13(d).

          "AEG" has the meaning set forth in the introductory paragraph of this Agreement.

          "AEG Avalanche Membership Interest" has the meaning set forth in Recital F.

          "AEG Nuggets LP Partnership Interest" has the meaning set forth in Recital F.

          "AEG Purchase Price" has the meaning set forth in Section 2.5.

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person. When used with reference to any natural Person, the term "Affiliate" also includes (i) such Person's spouse, parents and descendants (whether by blood or adoption, and including stepchildren), the spouses of such Persons, and any relative of such Person's spouse who has the same home as such Person, and (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

          "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

          "Applicable Law" means, with respect to any Person, any current domestic or foreign, federal, state or local statute, law, common law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, managers, partners, officers, directors, employees, consultants or agents (in connection with such manager's, partner's, officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

          "Allen & Company" means Allen & Company Incorporated.

          "Architect" means Helmuth, Obata & Kassabaum, P.C., a Colorado professional corporation.

          "Architect Agreement" means the Agreement for Architectural Services, dated November 20, 1997, between Architect and Ascent Arena Company with respect to the Pepsi Center.

          "Arena Agreement" means the 1997 Denver Arena Agreement, dated as of November 12, 1997, by and among Ascent Arena Company, the City, Nuggets LP and Avalanche LLC.

          "Arena Contracts" means, collectively, (i) the Arena Agreement; (ii) the Trust Agreement; (iii) the Operating and Management Agreement; (iv) the Sale and Servicing Agreement; (v) the Construction Contract; (vi) the Indenture;
(vii) the Ascent Entertainment Assignment; (viii) the Security Documents; (ix) the User Agreements; (x) the Construction Phase Agreement, dated as of July 29, 1998, among the Denver Arena Trust, Ascent Arena Company and the Indenture Trustee; (xi) the Revenue Agreements; (xii) the Club Seat Agreements; (xiii) the Ground Lease; (xiv) the Indemnity Agreement, dated as of July 29, 1998, between Ascent Arena Company and the Denver Arena Trust; (xv) the Levy Concession Agreement; (xvi) the Ogden Concession Agreement; (xvii) the Redevelopment Agreement; (xviii) the ERA; (xix) the Advance Booking Contracts; (xx) the Architect Agreement; (xxi) the Conoco Agreement; (xxii) the Denver Post Agreement; and (xxiii) the Contracts listed on Schedule 5.13(e) attached hereto.

          "Arena Land" has the meaning set forth in Recital H.

          "Arena Operating Company" means Ascent Arena Operating Company, LLC, a Colorado limited liability company.

          "Ascent Arena Company" has the meaning set forth in Recital D.

          "Ascent Arena Company Membership Interests" has the meaning set forth in Recital D.

          "Ascent Arena Entities" means the following entities, collectively, Ascent Arena Company, LLC-II, Arena Operating Company, and Denver Arena Trust.

          "Ascent Development Corp." means Ascent Arena and Development Corporation, a Delaware corporation.

          "Ascent Entertainment Assignment" means the Ascent Entertainment Assignment of Certain Payments, dated as of July 29, 1998, among AEG, Denver Arena Trust, Ascent Arena Company and the Indenture Trustee.

          "Ascent Operating Agreement" means the operating agreement entered into on November 14, 1997, among the then members of Ascent Arena Company.

          "Ascent Sports" means Ascent Sports, Inc., a Delaware corporation.

          "Assets" means, with respect to any Person, all of such Person's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and regardless of whether reflected on the Financial Statements delivered to Purchasers pursuant to this Agreement.

          "Authorizations" has the meaning set forth in Section 5.9(a).

          "Avalanche" has the meaning set forth in Recital I.

          "Avalanche Balance Sheet" means the unaudited balance sheet of Avalanche LLC as of March 31, 1999.

          "Avalanche LLC" has the meaning set forth in Recital F.

          "Avalanche Contracts" means all Contracts listed on Schedule 5.5(a) and Schedule 5.12(b)(i) attached hereto to which Avalanche LLC is a party or by which it is bound.

          "Balance Sheet Date" means March 31, 1999.

          "Basket" has the meaning set forth in Section 8.1(b).

          "Business" means the business of owning, managing and operating (a) the Nuggets and the Mountain Mobile Membership Interest as to Nuggets LP, (b) the Avalanche as to Avalanche LLC, (c) the Pepsi Center and the Development Property as to the Ascent Arena Entities, and (d) Ascent Sports as to LLC-I.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York, New York are authorized or required by law to close.

          "City" means the City and County of Denver, Colorado.

          "City Consent" means the consent of the City to all transactions contemplated by this Agreement which require the approval or consent of the City pursuant to the Arena Agreement or the agreements creating the City Lien.

          "City Lien" means the subordinate Lien granted by Ascent Arena Company to the City on all of Ascent Arena Company's right, title and interest in, to and under (i) the Luxury Suite License Agreements and the Revenue Agreement Rights with respect thereto (which Lien was granted by Ascent Arena Company prior to the conveyance of such agreements and rights by Ascent Arena Company to the Denver Arena Trust pursuant to the Sale and Servicing Agreement), and (ii) the Excess Collateral (and all proceeds of the foregoing) in order to secure the obligations of Ascent Arena Company under the Arena Agreement.

          "Closing" has the meaning set forth in Section 4.1.

          "Closing Date" has the meaning set forth in Section 4.1.

          "Closing Period Payment Commencement Date" has the meaning set forth in Section 2.6.

          "Closing Period Payment" has the meaning set forth in Section 2.6.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Conoco Agreement" means the Agreement for Founding Partner, Sponsorship and Promotion Rights, dated March 9, 1999, between Conoco, Inc. and Ascent Arena Company.

          "Conoco Lease" means the Lease, dated March 9, 1999, between Conoco, Inc. and Ascent Development Corp.

          "Construction Account Balance" has the meaning set forth in Section 5.14(a)(ii).

          "Construction Budget" has the meaning given to that term in Section 5.14(a)(ii).

          "Construction Contract" means the Guaranteed Maximum Price Agreement, dated as of November 20, 1997, between Ascent Arena Company and the Construction Contractor.

          "Construction Contractor" means M.A. Mortenson Company.

          "Construction Fund Account" means the account designated as such established and maintained pursuant to the Sale and Servicing Agreement.

          "Construction Phase Mortgage" means that certain Fee and Leasehold Deed of Trust, Assignment of Rents, Leases, Security Agreement and Fixture Filing from Nuggets LP, as fee owner, and Ascent Arena Company, as ground lessee and owner of the improvements on the Property, to the Public Trustee of the City and County of Denver, for the benefit of the Denver Arena Trust, as assigned and pledged to the Indenture Trustee, encumbering Nuggets LP's fee interest and Ascent Arena Company's leasehold interest in the Property under the Ground Lease and the Ascent Arena Company's fee interest in the Arena.

          "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, or undertaking that is binding on any Person or its property under Applicable Law.

          "Coors Agreement" means the Agreement for Founding Partner Rights, Sponsorship and Promotion, dated as of June 1, 1998, between Coors Brewing Company and Ascent Arena Company, as amended and restated on July 29, 1998.

          "Corporate Entities" (individually, a "Corporate Entity") means Ascent Development Corp. and Ascent Sports.

          "Damages" means all actual losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time plus one percent, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such Person, but in each case net of any tax benefits and any recovery from any third-party, including, without limitation, insurance proceeds.

          "Denver Arena Trust" means the Denver Arena Trust, a Delaware business trust created pursuant to the Trust Agreement.

          "Denver Post Agreement" means the Agreement for Founding Partner Rights, Sponsorship and Promotion, dated November 24, 1998, between The Denver Post and Ascent Arena Company.

          "Designated Representative" has the meaning set forth in Section
3.2(c).

          "Development Property" means the real property more particularly described in Exhibit "A-2" attached hereto.

          "Drop Dead Date" has the meaning set forth in Section 9.2.

          "DURA" means the Denver Urban Renewal Authority.

          "Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.

          "Employee Plan" of a Person means any plan, contract, commitment, program, policy, arrangement or practice maintained or contributed to by the Person and providing benefits to any current or former employee, director or agent of the Person, or any spouse or dependent of such beneficiary, including, without limitation, (1) any ERISA Plan, (2) any Multiemployer Plan, (3) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA), (4) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, other stock-based pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement or practice and (5) any plan, contract, commitment, program, policy, arrangement or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance.

          "Employee Plan Event" means any of the following:

          (i) "reportable event" (within the meaning of Section 4043 of ERISA) with respect to any ERISA Plan for which the requirement of notice to the PBGC has not been waived by regulation;

          (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any ERISA Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any ERISA Plan or the failure to make any required contribution to a Multiemployer Plan;

          (iii) the provision by the administrator of any ERISA Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

          (iv) the withdrawal from any ERISA Plan during a plan year by a "substantial employer" as defined in Section 4001(a)(2) of ERISA resulting in liability pursuant to Section 4062(e) or Section 4063 of ERISA;

          (v) the institution by the PBGC of proceedings to terminate any ERISA Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan;

          (vi) the imposition of liability pursuant to Sections 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

          (vii) the withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

          (viii) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), 502(i), 502(l) or 4071 of ERISA in respect of any such Employee Plan;

          (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Plan other than a Multiemployer Plan or the assets of any Employee Plan, or against the Person maintaining or contributing to such plan in connection with any such plan;

          (x) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or

          (xi) the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any ERISA Plan.

          "Environmental Laws" means all Applicable Laws relating to the protection of human health, safety or the environment including all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          "Environmental Liability(ies)" means all Liabilities of a Person (whether such Liabilities result from obligations imposed directly upon a Person under Environmental Laws or are owed by such Person to Governmental Authorities or third parties or otherwise) whether presently in existence or arising hereafter which arise under or relate to any Environmental Law.

          "Equity Interests" has the meaning set forth in Section 4.1.

          "ERA" means the Environmental Responsibility Agreement, dated as of November 14, 1997, between Southern Pacific Transportation Company and Ascent Arena Company, as amended pursuant to the First Amendment and Supplement thereto dated March 31, 1998.

          "ERISA" means the Employee Retirement Income Security Act of 1974 and the related Regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related Regulations also refer to successor provisions.

          "ERISA Affiliate", as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code of which such Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which such Person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any of the Purchased Entities shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of any of the Purchased Entities and with respect to liability arising after such period for which any of the Purchased Entities could be liable under the Code or ERISA.

          "ERISA Plan" of a Person means an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA that is maintained by the Person, to which the Person contributes or has an obligation to contribute or with respect to which the Person is an "employer" (within the meaning of Section 3(5) of ERISA).

          "Financial Advisors" means Allen & Company and Wasserstein Perella.

          "Financial Statements" has the meaning set forth in Section 5.3(a).

          "GAAP" means generally accepted accounting principles applied on a consistent basis.

          "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Ground Lease" means the Ground Lease, dated as of July 29, 1998, between Nuggets LP, as lessor, and Ascent Arena Company, as lessee, with respect to the Arena Land.

          "Hazardous Substance" means any chemical substance: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) that is defined as a "hazardous waste," "hazardous substance," "hazardous material", "solid waste" or similarly designated substance under any Applicable Law; or (iii) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

          "HC" has the meaning set forth in the introductory paragraph of this Agreement.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Income Taxes" means: (A) all Taxes imposed upon or measured by income, profits or gross receipts; and (B) any interest, penalties or additions to tax with respect to the items in clause (A).

          "Indemnified Party" has the meaning set forth in Section 8.5.

          "Indemnifying Party" has the meaning set forth in Section 8.5.

          "Indenture" means the Indenture, dated as of July 29, 1998, by and between the Denver Arena Trust, as issuer, and the Indenture Trustee.

          "Indenture Trustee" means The Bank of New York, as indenture trustee of the Indenture.

          "Intellectual Property" means any and all (a) trademarks, service marks, trade names, logos, and registrations and applications for registration thereof; (b) works in which copyright may be claimed and for which registrations or applications for registration thereof have been made; (c) patents, patent applications, and related technical information; and (d) intellectual property rights substantially similar to any of the foregoing; that the Purchased Entities own or have a right to pursuant to license, sublicense, agreement, or written permission or otherwise.

          "IRS" means the United States Internal Revenue Service or any Governmental Body succeeding to any or all of its functions.

          "Key Employees" (individually, a "Key Employee") means any employee identified in Schedules 5.5(a) and 5.5(b) attached hereto whose annual compensation exceeds $100,000.

          "Knowledge" of Seller shall refer to whether any of Seller's executive officers, including, but not limited to, James A. Cronin, III, David A. Holden, Arthur M. Aaron and David Ehrlich, had (a) actual knowledge or, (b) in the ordinary course of performing their duties, should have had knowledge of the matters involved; "Actual Knowledge" shall mean Knowledge without regard to clause (b).

          "LDA" has the meaning set forth in the introductory paragraph of this Agreement.

          "LDA Ascent Arena Company Membership Interest" has the meaning set forth in Section 2.4

          "LDA Basket" has the meaning set forth in Section 8.3(b).

          "LDA Indemnitee" has the meaning set forth in Section 8.4.

          "LDA Purchase Price" has the meaning set forth in Section 2.5.

          "Levy Concession Agreement" means the Management Agreement, dated as of April 3, 1998, between Ascent Arena Company and Levy Premium Food Service, Inc.

          "Liabilities" means, with respect to any Person, any debts (including interest thereon and any prepayment penalties applicable thereto), liabilities, claims, or obligations of such Person of any kind, character or description, whether absolute or contingent, monetary or non-monetary, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable; it being agreed that unknown liabilities of a nature not required to be disclosed on a balance sheet prepared in accordance with GAAP shall not be deemed to be Liabilities.

          "Licenses" has the meaning given to that term in Section 5.13(b).

          "Lien" means, with respect to any asset, any mortgage, title defect, lien, pledge, charge, security interest, hypothecation, restriction, or encumbrance of any kind in respect of such asset (other than Permitted Liens).

          "LLC-I" means a Delaware limited liability company to be formed by HC prior to the Closing.

          "LLC-I Avalanche Membership Interest" has the meaning set forth in Recital G.

          "LLC-I Membership Interest" has the meaning set forth in Recital F.

          "LLC-I Nuggets LP Partnership Interest" has the meaning set forth in Recital G.

          "LLC-II" means a Delaware limited liability company to be formed by HC prior to the Closing.

          "LLC-II Membership Interest" has the meaning set forth in Recital C.

          "Loss" has the meaning set forth in Section 8.1.

          "Luxury Suite License Agreements" means the licenses of luxury suites in the Arena which have been granted and are in full force and effect as of the Schedules Effective Date.

          "Material Adverse Effect" means a change in, or effect on, the operations, financial condition, results of operations, Assets, or Liabilities of any of the Purchased Entities, the Development Property, the Arena Land or the Pepsi Center, as applicable, that results in, or could reasonably be expected to result in, a material adverse effect on, or a material adverse change in any of (a) Avalanche LLC, or (b) Nuggets LP and the Pepsi Center, taken as a whole, other than any such material adverse effect, or material adverse change, resulting from a change, effect, condition, event or circumstance that (i) affects the NBA and the NBA Member Teams generally, (ii) affects the NHL and the NHL Member Teams generally, or (iii) arises out of or is attributable to general economic conditions, whether locally, regionally or nationally.

          "Mountain Mobile" has the meaning set forth in Recital H.

          "Mountain Mobile Membership Interest" has the meaning set forth in Recital H.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 3(37) of ERISA.

          "NBA" has the meaning set forth in Recital H.

          "NBA Member Teams" means the professional basketball teams holding NBA franchises.

          "NHL" has the meaning set forth in Recital I.

          "NHL Member Teams" means the professional hockey teams holding NHL franchises.

          "Non-Income Taxes" means all Taxes other than Income Taxes.

          "Notes" means the revenue-backed notes issued pursuant to the Indenture.

          "Nuggets" has the meaning set forth in Recital H.

          "Nuggets Balance Sheet" means the unaudited balance sheet of Nuggets LP as of March 31, 1999.

          "Nuggets Contracts" means all Contracts listed on Schedule 5.12(b)(i) attached hereto to which Nuggets LP is a party or by which it is bound.

          "Nuggets LP" has the meaning set forth in Recital F.

          "Ogden Concession Agreement" means the Management Agreement, dated as of April 3, 1998, between Ascent Arena Company and Ogden Entertainment, Inc.

          "Operating and Management Agreement" means the Operating and Management Agreement, dated as of July 29, 1998, by and between Ascent Arena Company, as Owner, and Arena Operating Company, as Operator, with respect to the Pepsi Center.

          "Organizational Documents" means (i) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (ii) for any limited liability company, the certificate or articles of organization and operating or equivalent agreement, and (iii) for any general or limited partnership, any partnership certificate and the partnership agreement.

          "Partnership Entity" has the meaning set forth in Section 5.11(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Pepsi Agreement" means the Agreement for Naming Rights, Pouring Rights, Sponsorship and Promotion, dated as of June 2, 1998, by and between Pepsi-Cola Company, a division of Pepsico, Inc., and Ascent Arena Company, as amended and restated July 29, 1998.

          "Pepsi Center" has the meaning set forth in Recital D.

          "Permitted Liens" means (i) the limitations imposed by the NHL Constitution, By- Laws, rules and regulations, (ii) the limitations imposed by the NBA Constitution, By-Laws, rules and regulations, and (iii) the Liens listed on Exhibit B attached hereto.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

          "Plans and Specifications" means the construction plans and specifications for construction of the Pepsi Center, prepared by the Architect, as listed on Schedule 1.1 attached hereto.

          "Post-Closing Funds" has the meaning set forth in Section 3.6.

          "Post-Closing Period" means any period that begins after the Closing Date and, with respect to any period that begins before the Closing Date and ends after the Closing Date, the portion of that period beginning after the Closing Date.

          "Pre-Closing Period" means any period that ends on or prior to the Closing Date and, with respect to any period that begins before the Closing Date and ends after the Closing Date, the portion of that period ending on the Closing Date.

          "Principals" (individually, a "Principal") has the meaning set forth in Section 6.7(a).

          "Proceedings" has the meaning set forth in Section 5.4(a).

          "Purchase Price" has the meaning set forth in Section 2.5.

          "Purchased Entities" means the Sports Entities and the Ascent Arena Entities.

          "Purchased Entities Employee Plan" means any Employee Plan of any of the Purchased Entities.

          "Purchased Entities ERISA Plan" means any ERISA Plan of any of the Purchased Entities.

          "Purchased Entities Qualified Plan" means any Qualified Plan of any of the Purchased Entities.

          "Purchaser Indemnitee" has the meaning set forth in Section 8.1(a).

          "Purchasers" and "Purchaser" have the meanings set forth in the introductory paragraph of this Agreement.

          "Qualified Plan" of a Person means any ERISA Plan of the Person and any other pension, profit sharing or stock bonus plan within the meaning of
Section 401(a) of the Code maintained by the Person or to which the Person contributes or has an obligation to contribute.

          "Redevelopment Agreement" means the Redevelopment Agreement, dated as of November 1, 1997, between DURA and Ascent Arena Company, as the same may be amended from time to time.

          "Reference Rate" means the per annum rate of interest publicly announced from time to time by Bank of America as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Returns" mean all returns, declarations, reports, forms, claims for refund, estimates, information returns and statements, including amendments, required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

          "Return Preparation Standard" means the preparation of a Return and the reporting of any item thereon in accordance with specific accounting practices used by the particular Purchased Entity for Returns filed with respect to the 1996 and 1997 reporting periods (which accounting practices shall include, without limitation, tax elections, income recognition practices, expense recognition practices, asset write-off periods and other specific accounting methods) and to the extent the reporting of any item is not covered by such accounting practices, in accordance with applicable tax laws.

          "Revenue Agreements" means each of (a) the Luxury Suite License Agreements; (b) the Pepsi Agreement; (c) the Coors Agreement; (d) the US West Agreement; and (e) any Subsequent Revenue Agreement (as defined in the Indenture).

          "Revenue Agreement Rights" has the meaning set forth in the Indenture.

          "Sale and Servicing Agreement" means the Sale and Servicing Agreement, dated as of July 29, 1998, among the Denver Arena Trust, Ascent Arena Company and the Indenture Trustee.

          "Schedules Effective Date" means July 15, 1999.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, the regulations promulgated thereunder, and any successor statute.

          "Security Documents" means (i) the Construction Phase Mortgage, and the assignment and pledge thereof by the Denver Arena Trust to the Indenture Trustee; (ii) the Pledge and Security Agreement, dated as of July 29, 1998, between Ascent Arena Company and the Denver Arena Trust, pursuant to which Ascent Arena Company grants to the Denver Arena Trust a first lien on the Excess Collateral (as therein defined); (iii) the Pledge and Security Agreement, dated as of July 29, 1998, between the Denver Arena Trust and the Indenture Trustee, pursuant to which the Denver Arena Trust grants the Indenture Trustee a first lien security interest on the Collateral (as therein defined); (iv) the Pledge of Pledged Contracts, dated as of July 29, 1998, from Ascent Arena Company to the Denver Arena Trust, and the Assignment of Pledged Contracts, dated as of July 29, 1998 from the Denver Arena Trust to the Indenture Trustee, together with all obligor consents delivered in connection therewith; (v) the Collateral Assignment of Rents, Revenues and Agreements, dated as of July 29, 1998 by Ascent Arena Company for the benefit of the City; (vi) the Intercreditor Subordination and Release Agreement Construction Term, dated as of July 29, 1998, among the City, The Denver Arena

Trust, the Indenture Trustee and Ascent Arena Company; (vii) the Ascent Entertainment Assignment; (viii) the Estoppel Agreement dated as of July 29, 1998 among the City, the Denver Arena Trust and the Indenture Trustee with respect to the Arena Agreement; and (ix) the Estoppel Agreement dated as of July 29, 1998, among DURA, the Denver Arena Trust and the Indenture Trustee with respect to the Redevelopment Agreement.

          "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

          "Seller Ascent Arena Company Membership Interest" means all of the Ascent Arena Company Membership Interests other than the LDA Ascent Arena Company Membership Interest.

          "Seller Indemnitee" has the meaning set forth in Section 8.2.

          "Sports Entities" (individually, a "Sports Entity") means Nuggets LP, Avalanche LLC and LLC-I.

          "Sports Entities Contracts" means all Nuggets Contracts, Avalanche Contracts and any other Contracts, whether written or oral, to which any Sports Entity is a party or by which it is bound as of the Schedules Effective Date or on the Closing Date providing for actual or contingent expenditures, receipts or liabilities in excess of $100,000 per year all as set forth on Schedule 5.12(b)(i).

          "Sports Entities Insurance Policies" has the meaning set forth in
Section 5.10(a).

          "Sports Entities Permits" has the meaning set forth in Section 5.12(f)(i).

          "Sports Entities Required Consents" has the meaning set forth in
Section 5.12(f)(ii).

          "Sports Entities Required Contractual Consents" has the meaning set forth in Section 5.12(f)(ii).

          "Sports Entities Required Governmental Approval" has the meaning set forth in Section 5.12(f)(ii).

          "Sturm Arena" has the meaning set forth in the introductory paragraph of this Agreement.

          "Sturm Arena Indemnitee" has the meaning set forth in Section 8.3.

          "Sturm Avalanche" has the meaning set forth in the introductory paragraph of this Agreement.

          "Sturm Nuggets" has the meaning set forth in the introductory paragraph of this Agreement.

          "Sturm Sports" has the meaning set forth in the introductory paragraph of this Agreement.

          "Subject Entities" (individually, a "Subject Entity") means Seller, Ascent Arena Entities, Sports Entities, and, except as limited in accordance with Section 11.13, the Corporate Entities.

          "Subsidiary(ies)" means, with respect to any Person, any corporation or other entity as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries.

          "Tax Partnership" means a Partnership Entity and any other entity treated as a partnership for federal income tax purposes in which a Purchased Entity has a direct or indirect interest.

          "Taxes" mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, and transfer taxes and other obligations of the same or of a similar nature to any of the foregoing, any Purchased Entity is required to pay, withhold or collect.

          "Teams" (individually, a "Team") means, collectively, the Nuggets and the Avalanche.

          "Transaction Documents" (individually, a "Transaction Document") means this Agreement and all other documents delivered by Seller and Purchasers in order to effect the transactions contemplated by this Agreement.

          "Trust Agreement" means the Amended and Restated Trust Agreement of Denver Arena Trust, dated as of July 29, 1998, among Ascent Arena Company as transferor, Wilmington Trust Company, as owner trustee, and The Bank of New York, as certificate paying agent.

          "Trust Certificates" has the meaning set forth in Section 5.2(e)(i).

          "Trustee's Lien" means the lien created by those Security Documents which create any lien or security interest for the benefit of the Indenture Trustee.

          "US West Agreement" means the Agreement for Sponsorship and Promotion, dated as of June 26, 1998, between US West, Inc. and Ascent Arena Company, as amended and restated upon delivery to the Denver Arena Trust.

          "User Agreements" means, collectively (i) the agreement between Avalanche LLC and Ascent Arena Company concerning the use of the Pepsi Center by the Colorado Avalanche, and (ii) the agreement between the Nuggets LP and Ascent Arena Company concerning the use of the Pepsi Center by the Denver Nuggets.

          "VCUP" means the Application for a Voluntary Cleanup Plan submitted to the Colorado Department of Public Health and Environment, dated March 10, 1995, and all correspondence, supplements, addenda, and extensions thereof.

          "Wasserstein Perella" means Wasserstein Perella & Co., Inc.

                                  ARTICLE II.


                               PURCHASE AND SALE


          2.1 AEG Ownership Interests. At Closing, subject to the terms and conditions of this Agreement, AEG shall sell, transfer, convey and deliver to
(i) Sturm Sports, and Sturm Sports shall purchase from AEG, free and clear of all Liens, the portion of the AEG Avalanche Membership Interest not transferred to HC prior to Closing, and (ii) Sturm Nuggets, and Sturm Nuggets shall purchase from AEG, free and clear of all Liens, the portion of the AEG Nuggets LP Partnership Interest not transferred to HC prior to Closing.

          2.2 HC Ownership Interests. At Closing, subject to the terms and conditions of this Agreement, HC shall sell, transfer, convey and deliver to (i) Sturm Avalanche, and Sturm Avalanche shall purchase from HC, free and clear of all Liens, the LLC-I Membership Interest and the portion of the AEG Avalanche Membership Interest that AEG transfers to HC prior to Closing, and (ii) Sturm Nuggets, and Sturm Nuggets shall purchase from HC, free and clear of all Liens, the portion of the AEG Nuggets LP Partnership Interest that AEG transfers to HC prior to Closing.

          2.3 LLC-II Membership Interest. At Closing, subject to the terms and conditions of this Agreement, HC shall sell, transfer, convey and deliver to Sturm Arena, and Sturm Arena shall purchase from HC, free and clear of all Liens, the LLC-II Membership Interest.

          2.4 Ascent Arena Company Membership Interests. At Closing, subject to the terms and conditions of this Agreement, AEG shall sell, transfer, convey and deliver to Sturm Arena, and Sturm Arena shall purchase from AEG, free and clear of all Liens, AEG's 1% Ascent Arena Company Membership Interest, and LDA shall sell, transfer, convey and deliver to Sturm Arena, and Sturm Arena shall purchase from LDA, free and clear of all Liens, LDA's 6.5% Ascent Arena Company Membership Interest (the "LDA Ascent Arena Company Membership Interest").

          2.5 Purchase Price. The aggregate purchase price for the Purchased Entities shall be $321,000,000 (the "Purchase Price") plus the Closing Period Payment, if any. The portion of the Purchase Price for the Purchased Entities (excluding the LDA Ascent Arena Company Membership Interest) shall be the Purchase Price minus the LDA Purchase Price (the "AEG Purchase Price"), paid in cash by wire transfer of immediately available funds to an account designated by Seller. The purchase price for the LDA Ascent Arena Company Membership Interest shall be $16.5 million, or such higher amount as Seller and LDA have agreed or may agree in writing (the "LDA Purchase Price"), paid in cash by wire transfer of immediately available funds to an account designated by LDA. In the event that Seller and LDA agree to such a higher amount, Seller shall notify Purchasers of such amount at least two Business Days prior to the Closing. Any Closing Period Payment shall be apportioned 93.478% to Seller and 6.522% to LDA.

          2.6 Closing Period Payment. If the Closing shall not occur on or before August 12, 1999 (The "Closing Period Payment Commencement Date") as a result of the failure to satisfy one or more of the conditions to Closing contained in Sections 7.2(a), (b), and (d) through (k) and such failure is not the result of any action or failure to act on the part of the Seller, then, in addition to the Purchase Price, Purchasers shall pay to Seller and LDA (in the proportions set forth in Section 2.5) an amount equal to simple interest on the Purchase Price at the rate of 6.0% per annum for the time period from and including the Closing Period Payment Commencement Date to but excluding the Closing Date (based on the ratio of the actual number of days elapsed to 365) (the "Closing Period Payment"); provided, however, that under no circumstances shall Purchasers be required to make the Closing Period Payment in respect of any time after the Drop Dead Date.

                                 ARTICLE III.


                              COVENANTS OF SELLER


          3.1  Compliance with Contracts and Applicable Law.

          (a) Nuggets. From the Effective Date through the Closing Date, AEG, HC, LLC-I and Nuggets LP shall comply in all material respects with all conditions and requirements set forth in (i) all applicable Sports Entities Contracts, (ii) the Organizational Documents applicable to such entities, (iii) any and all applicable NBA agreements and documents or other material Contracts of such entities, (iv) the VCUP, (v) Applicable Law, and (vi) this Agreement.

          (b) Avalanche. From the Effective Date through the Closing Date, AEG, HC, LLC-I and Avalanche LLC shall comply in all material respects with all conditions and requirements set forth in (i) all applicable Sports Entities Contracts, (ii) the Organizational Documents applicable to such entities, (iii) any and all applicable NHL agreements and documents or other material Contracts of such entities, (iv) the VCUP, (v) Applicable Law, and (vi) this Agreement.

          (c) Ascent Arena Entities. From the Effective Date through the Closing Date, AEG, HC and the Ascent Arena Entities shall comply in all material respects, or cause such compliance, with all conditions and requirements set forth in (i) the Arena Contracts, (ii) the

Licenses, (iii) the Organizational Documents of such entities, (iv) the VCUP,
(v) Applicable Laws, and (vi) this Agreement.

          3.2  Conduct of Business in the Ordinary Course.

          (a) Sports Entities. At all times prior to the Closing, neither Seller nor the Sports Entities shall take any action or fail to take any action if such action or inaction, as the case may be, would be outside the ordinary course of business and inconsistent with past practices. Notwithstanding the foregoing, "ordinary course" shall not include any of the following without the prior written consent of the Purchasers in each instance:

               (i) create, permit or suffer to exist any Lien on any of the Assets of the Sports Entities, other than Liens created in the ordinary course of business consistent with past practices pursuant to sponsorship agreements or agreements related to the operation of the Avalanche and Nuggets and except pursuant to the Arena Contracts after consultation with the Designated Representative (as defined below);

               (ii) sell, transfer or convey, or enter into any Contract with a value of more than $100,000 which grants any Person any right to use, access (other than on a short-term basis), lease or acquire any of, the material Assets of the Sports Entities, except pursuant to the Arena Contracts after consultation with the Designated Representative;

               (iii) amend any Sports Entities Contract, except as expressly required by this Agreement;

               (iv)    amend any Organizational Document of such entities;

               (v) make a loan (other than for reasonable travel expenses in the ordinary course of business) to any Person, including, without limitation, an Affiliate;

               (vi) incur any indebtedness other than trade payables incurred in the ordinary course of business pursuant to Contracts now in effect or entered into in accordance with this Section 3.2(a);

               (vii) except for the indebtedness listed on Schedule 3.2(a)(vii) attached hereto, prepay any indebtedness to any Person other than a Purchased Entity, including, without limitation, any indebtedness to Seller;

               (viii) enter into any Contract with any Affiliate or enter into or terminate any Contract with obligations on the part of any Sports Entity in excess of $100,000;

               (ix) amend any Employee Plan to increase benefits, or create any new Employee Plan other than as required by Applicable Law or previously existing contractual commitment; or

               (x) make any material change in their accounting principles, methods or practices or in the manner they keep their books and records.

          Purchaser shall not unreasonably delay its consent to or rejection of any of the actions described in this Section 3.2(a). To the extent that Seller takes or fails to take action on any matter described in this Section 3.2(a) in accordance with instructions given to it by the Designated Representative (or deemed to have been given in accordance with paragraph (c) below), Purchaser shall be deemed to have waived in respect of such matter any right it may otherwise have to claim a breach of a representation or to assert a claim for indemnity hereunder.

          (b) Ascent Arena Entities and the Development Property. At all times prior to Closing, neither Seller nor any Ascent Arena Entity shall take any action or fail to take any action if such action or inaction, as the case may be, would be outside the ordinary course of business. Notwithstanding the foregoing, "ordinary course" shall not include any of the following without the prior written consent of the Purchasers in each instance:

               (i) create, permit or suffer to exist any Lien on the Pepsi Center, the Development Property, or the Assets of any Ascent Arena Entity, except the City Lien, the Trustee's Lien, Liens created in the ordinary course of business consistent with past practices related to sponsorship agreements and other contracts disclosed on Schedule 5.13(e) and except pursuant to the Arena Contracts after consultation with the Designated Representative;

               (ii) sell, transfer or convey, or enter into any Contract with a value in excess of $100,000 which grants any Person any right to use, access (other than on a short-term basis), lease or acquire the Pepsi Center or the Development Property, any interest in or any portion thereof, or any of the material Assets of any Ascent Arena Entity, except pursuant to the Arena Contracts after consultation with the Designated Representative;

               (iii) amend any Arena Contract or take any action that would or could reasonably result in an increase in the cost of building the Pepsi Center in excess of $100,000;

               (iv) amend any Organizational Document of any Ascent Arena Entity (except as may be necessary to comply with Section 3.2(b));

               (v) make a loan (other than for reasonable travel expenses in the ordinary course of business) to any Person, including, without limitation, an Affiliate;

               (vi) incur any indebtedness other than trade payables incurred in the ordinary course of business pursuant to Contracts now in effect or pursuant to the Arena Contracts or entered into in accordance with this Section 3.2(b);

               (vii) make any distribution, dividend or other payment to its members or shareholders;

               (viii) except for the indebtedness listed on Schedule 3.2(b)(viii) attached hereto, prepay any indebtedness to any Person other than an Ascent Arena Entity, including, without limitation, any indebtedness to Seller;

               (ix) enter into any Contract with any Affiliate or enter into or terminate any Contract with obligations on the part of any Ascent Arena Entity in excess of $100,000;

               (x) amend any Employee Plan to increase benefits, or create any new Employee Plan, other than as required by Applicable Law or previously existing contractual commitment;

               (xi) solicit from any Ascent Arena Entity, directly or indirectly, for Seller or any other Person, any Key Employee; or

               (xii) make any material change in their accounting principles, methods or practices or in the manner they keep their books and records.

          Purchaser shall not unreasonably delay its consent to or rejection of any of the actions described in this Section 3.2(b). To the extent that Seller takes or fails to take action on any matter described in this Section 3.2(b) in accordance with instructions given to it by the Designated Representative (or deemed to have been given in accordance with paragraph (c) below), Purchasers shall be deemed to have waived in respect of such matter any right it may otherwise have to claim a breach of a representation or to assert a claim for indemnity hereunder.

         (c) Notice. Seller shall promptly notify Purchasers, in writing, of the occurrence or existence of any event or circumstance of which Seller is aware and which would violate this Section 3.2. Purchasers shall appoint a person(s) to serve as primary contact for Seller in conjunction with Sections
3.2 and 3.5 (the "Designated Representative"). For purposes of Seller seeking required approvals under this Section 3.2, Seller shall deliver written notification (in the manner provided in Section 11.1) to the Designated Representative as to the matter for which Seller is seeking approval. The Designated Representative may accept or deny approval within 48 hours of such notification or indicate that it shall accede to management's judgment. If the Designated Representative does not deliver such written notification within the 48 hour period, such approval shall be deemed to have been given.

         3.3 Preservation of Business. At all times prior to the Closing, Seller shall cause the Purchased Entities to use their respective reasonable best efforts to preserve intact the current Assets, business organizations and relationships, and goodwill of the Purchased Entities, and to keep available the services of the present officers, employees, players, agents and other personnel of the Purchased Entities, excluding officers of Seller who are not Key Employees, in each case to the extent commercially reasonable.

         3.4 Maintenance of Insurance Coverage and Certain Policies. From the Effective Date through the Closing Date, neither Seller nor any of the Purchased Entities shall take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability, prior to the Closing Date, of any insurance policies listed on Schedule 3.4 attached hereto, which shall remain in effect after the Closing Date. Seller shall maintain insurance coverage for all claims arising or relating to periods prior to the Closing Date provided maintenance of such coverage following the Closing Date does not require Seller to pay additional amounts.

          3.5 Current Information. During the period from the date of this Agreement to the Closing, Seller will cause one or more of its representatives to confer on a regular basis with the Designated Representative with respect to the status of the ongoing operations of the Purchased Entities. Seller promptly will notify Purchasers of any material change in the normal course of business of the Purchased Entities or, if known to Seller, of any complaints from a Governmental Authority or of any litigation known to Seller (or written communications received by Seller or the Purchased Entities indicating that the same may be contemplated) or, if known to Seller or the Purchased Entities, the institution or the threatened institution of any litigation in each case that would challenge, prevent, alter or materially delay any of the transactions contemplated by the Transaction Documents and Seller will keep Purchasers informed with respect to such events. Seller and Purchasers will notify each other at mutually agreeable times of the status of applications with Governmental Authorities and third-party consents related to the transactions contemplated by the Transaction Documents. In addition, Seller will allow the Purchasers and/or their representatives reasonable access to any and all records, files, contracts, employees, representatives, agents and other information or persons deemed necessary by Purchasers and/or their representatives to verify representations and warranties made by Seller herein and other information provided by Seller to Purchasers in connection with the transactions contemplated by the Transaction Documents.

          3.6 Post-Closing Funds. Except as set forth on Schedule 3.6 attached hereto, all revenues, cash, funds, notes, accounts receivable and the like, of any kind, received by the Purchased Entities relating to periods after July 1, 1999 ("Post-Closing Funds"), including, without limitation, funds received by any such entity with respect to season tickets, club seats, luxury suites, television, radio, marketing, sponsorship or advertising, shall be maintained, subject to the proviso to the following sentence, by each Purchased Entity receiving such Post-Closing Funds. Neither Seller nor any Purchased Entity shall use, or grant any Lien against, the Post-Closing Funds for any reason; provided, that Seller may use such Post-Closing Funds to pay for operating expenses relating to the Businesses (i) incurred by Seller after June 30, 1999 in the ordinary course of business consistent with past practice subject to the provisions of Section 3.2 or (ii) as set forth on Schedule 3.6.

          3.7 Preservation of LDA's Ascent Arena Company Membership Interest. LDA agrees not to sell, transfer, hypothecate or encumber its Ascent Arena Company Membership Interest prior to the Closing.

                                  ARTICLE IV.


                                    CLOSING


          4.1 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of (a) the LLC-I Membership Interest, (b) the LLC-II Membership Interest, (c) the Seller Ascent Arena Company Membership Interests,
(d) the AEG Nuggets LP Partnership Interest, and (e) the AEG Avalanche Membership Interest (subsections (a), (b), (c), (d) and (e), the LLC-I Avalanche Membership Interest and the LLC-I Nuggets LP Partnership Interest are referred to collectively as the "Equity Interests") contemplated by this Agreement and the sale and purchase of the LDA Ascent Arena Company Membership Interest shall take place at a closing (the "Closing") to be held at the offices of AEG in Denver, Colorado on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in this Agreement, or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing (the day on, and the time at, which the Closing takes place being the "Closing Date"). The Closing shall be deemed to be effective as of the close of business on June 30, 1999.

          4.2 Closing Deliveries by AEG. At the Closing, AEG shall deliver, or cause to be delivered, to Purchasers (all in form and substance reasonably satisfactory to Purchasers):

          (a) An assignment to Sturm Arena of all of AEG's right, title and interest in and to its 1% Ascent Arena Company Membership Interest, together with AEG's resignation as manager thereof, effective as of the Closing Date.

          (b) An assignment to Sturm Nuggets of all of AEG's right, title and interest in and to the portion of the AEG Nuggets LP Partnership Interest not transferred to HC prior to the Closing.

          (c) An assignment to Sturm Sports of all of AEG's right, title and interest in and to the portion of the AEG Avalanche Membership Interest not transferred to HC prior to the Closing.

          (d) A certificate in which AEG represents and warrants to Sturm Arena, as of the Closing Date (or of the most recent practicable date), (i) the total amount of funds which have been expended or reserved in connection with the development and construction of the Pepsi Center and the Development Land,
(ii) a list of budgeted costs which have not then been paid in connection with construction of the Pepsi Center, and (iii) the fund balance in the Construction Fund Account.

          (e) Certificate executed by AEG pursuant to which AEG represents and warrants to Sturm Arena, as of the Closing Date, the then-existing balance of funds in each of the Accounts, other than the Construction Fund Account.

          (f) The opinions, certificates, consents and other documents required to be delivered pursuant to Section 7.1.

          (g)  All books, records and accounting papers of the Purchased
Entities.

          4.3  Closing Deliveries by Purchasers.

          (a) At the Closing, Purchasers shall deliver, or cause to be delivered, to Seller:

               (i) by wire transfer in immediately available funds, the AEG Purchase Price and the portion of any Closing Period Payment apportioned to AEG pursuant to Section 2.5; and

               (ii) the opinions, certificates and other documents required to be delivered pursuant to Section 7.2 in form and substance reasonably satisfactory to AEG.

          (b) At the Closing, Purchasers shall deliver, or cause to be delivered, to LDA:

               (i) by wire transfer in immediately available funds, the LDA Purchase Price and the portion of any Closing Period Payment apportioned to LDA pursuant to Section 2.5; and

               (ii) the certificates and other documents required to be delivered pursuant to Section 7.3 in form and substance reasonably satisfactory to LDA.

          4.4 Closing Deliveries by LDA. At the Closing, LDA shall deliver, or cause to be delivered, to Purchasers (all in form and substance reasonably satisfactory to Purchasers):

          (a) An assignment to Sturm Arena of all of LDA's right, title and interest in and to its 6.5% Ascent Arena Company Membership Interest, effective as of the Closing Date.

          (b) The certificates and other documents required to be delivered pursuant to Section 7.1(t) of this Agreement.

          4.5 Closing Deliveries by HC. At the Closing, HC shall deliver, or cause to be delivered, to Purchasers:

          (a) An assignment to Sturm Avalanche of all of HC's right, title and interest in and to the LLC-I Membership Interest.

          (b) An assignment to Sturm Arena of all of HC's right, title and interest in and to the LLC-II Membership Interest.

          (c) An assignment to Sturm Nuggets of all of HC's right, title and interest in the portion of the AEG Nuggets LP Partnership Interest that AEG transfers to HC prior to the Closing.

          (d) An assignment to Sturm Avalanche of all of HC's right, title and interest in the portion of the AEG Avalanche Membership Interest that AEG transfers to HC prior to the Closing.

                                  ARTICLE V.


                   REPRESENTATIONS AND WARRANTIES OF SELLER


          As an inducement to enter into this Agreement, Seller represents and warrants to Purchasers that the following matters are true and correct as of the Schedules Effective Date and as of the Closing Date unless limited to a specific date.

          5.1  General Corporate and Partnership Matters.

          (a) Organization and Standing. As of the Effective Date (except in respect of LLC-I and LLC-II, which will be formed following the Effective Date) and as of the Closing Date, each Subject Entity:

               (i) is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

               (ii) has full power and authority to own, lease and operate its Assets and to conduct its Business as now being conducted; and

               (iii) is qualified or licensed to do business in all states and other jurisdictions where its ownership, leasing or operation of its Assets, or the conduct of its business, requires such qualification or licensing, except where the failure to be so qualified or registered would not result in a Material Adverse Effect.

          (b) Organizational Documents. The Purchased Entities have, or, in the case of LLC-I and LLC-II, will have prior to the Closing, delivered to the Purchasers true and complete copies of their respective Organizational Documents and corporate, partnership or limited liability company books, records and ledgers. Such documents contain, or, in the case of LLC-I and LLC-II, will contain, true and complete minutes and records of all issuances and transfers of any stock, membership, partnership or other ownership interest in the Purchased Entities, and all minutes and records of all meetings, consents, proceedings and other actions of the partners, members, shareholders, board of directors and committees of the board of directors of the Purchased Entities since the date of incorporation or formation.

          (c) Corporate Power; Authorization; No Contravention; Consents. As of the Effective Date and as of the Closing Date:

               (i) Seller has all requisite legal and corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement and any other Transaction Document to which it is a party.

               (ii) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings or action on the part of Seller are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby.

               (iii) The execution, delivery, and performance by Seller of the Transaction Documents will not:

                       (A) conflict with or violate any of Seller's Organizational Documents;

                       (B) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any Contract, except as would not have a Material Adverse Effect;

                       (C) result in the creation of any Lien on any of the Assets of a Purchased Entity;

                       (D) require any consent or approval of any third-party or any party to any Contract of Seller or its Affiliates, the absence of which would constitute a Material Adverse Effect, other than the City Consent, the consent of the other members of Mountain Mobile with respect to the sale of the Mountain Mobile Membership Interest and the Sports Entities Required Contractual Consents; or

                       (E) conflict with or violate any Applicable Laws (other than such conflicts or violations that would not have a Material Adverse Effect).

          (d) Binding Effect. As of the Effective Date and as of the Closing Date, each of the Transaction Documents to which Seller is a party constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          (e) Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or registration, declaration or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of any Transaction Document, other than:

               (i) compliance with any applicable requirements of the HSR Act with respect to the consummation of the transactions contemplated hereby;

               (ii) compliance with the registration requirements of the Securities Act, or an exemption therefrom, and any applicable state blue sky laws and the Securities Exchange Act of 1934;

               (iii)   the City Consent;

               (iv)    any Sports Entities Required Governmental Approval; and

               (v)     as set forth in this Agreement.

          (f) Subsidiaries. Except as set forth in Schedule 5.1(f) attached hereto and as provided herein, the Purchased Entities have no directly or indirectly owned Subsidiaries and have made no advances to or investments in, and do not own any securities of or other interests in, any Person.

          5.2  Authorized Capital; Title to Shares and Membership Interests.

          (a)  Ascent Development Corp. Subject to the provisions of Section
11.13 hereof:

               (i) The authorized capital stock of Ascent Development Corp. consists solely of 1,000 shares of common stock, par value $1.00 per share (the "ADC Shares"), of which 1,000 shares are issued and outstanding. There are no other outstanding shares of capital stock or other securities or other ownership interests in Ascent Development Corp.

               (ii) AEG has good title to the ADC Shares, free and clear of all Liens other than those created by this Agreement. AEG is the record and beneficial owner of the ADC Shares.

               (iii) The ADC Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Ascent Development Corp. or AEG, and were issued in compliance with all applicable Organizational Documents and Applicable Law.

          (b)  Ascent Arena Company.

               (i) As of the Closing Date, the Seller Ascent Arena Company Membership Interests will be as follows:

                       AEG                                 1%
                       LLC-II                           92.5%

               (ii) AEG and LLC-II will have, as of the Closing Date, good title to 100% of the Seller Ascent Arena Company Membership Interests, free and clear of all Liens other than those created by this Agreement. AEG and LLC-II will be, as of the Closing Date, the record and beneficial owners of the Seller Ascent Arena Company Membership Interests in the ratios stated in Section 5.2(b)(i).

               (iii) The Seller Ascent Arena Company Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Ascent Arena Company, AEG, Ascent Development Corp. or LLC-II and were issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Except as set forth in the Ascent Operating Agreement, there are: (A) no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of any membership or other interest in Ascent Arena Company, existing or contingent, at any time, or upon the happening of any stated event; (B) no outstanding interests that are convertible into or exchangeable for membership or other interests in Ascent Arena Company; and (C) no Contracts or rights of any character to purchase or otherwise acquire from AEG, Ascent Arena Company, Ascent Development Corp. or LLC-II any such convertible or exchangeable interests.

          (c)  Mountain Mobile.

               (i) The membership interests comprising Mountain Mobile are as follows:

                       Nuggets LP                            1/3
                       Fox Sports Rocky Mountain             1/3
                       Norac                                 1/3

               (ii) Nuggets LP has good title to the Mountain Mobile Membership Interest, free and clear of all Liens other than those created by this Agreement. Nuggets LP is the record owner and, as of the Closing LLC-I will be, the beneficial owner of the Mountain Mobile Membership Interest, with the sole right to vote, dispose of, and receive distributions and dividends with respect to such membership interest.

               (iii) Except as set forth on Schedule 5.2(c)(iii) attached hereto, the Mountain Mobile Membership Interest has been duly authorized and validly issued, is fully paid and nonassessable, and to the Actual Knowledge of Seller, was not issued in violation of the terms of any Contract binding upon Mountain Mobile or Nuggets LP and was issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Except as set forth in the Operating Agreement of Mountain Mobile, to the Actual Knowledge of Seller, there are: (A) no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of the Mountain Mobile Membership Interest or any other membership interest in Mountain Mobile, existing or contingent, at any time, or upon the happening of any stated event; (B) no outstanding interests that are convertible into or exchangeable for membership or other interests in Mountain Mobile which would dilute the interest being acquired by Sturm Sports; and (C) no Contracts or rights of any character to purchase or otherwise acquire any such convertible or exchangeable interests.

          (d)  Arena Operating Company.

               (i) Ascent Arena Company is the sole member and manager of Arena Operating Company, and no other membership, management, equity or other interests in Arena Operating Company exist.

               (ii) Ascent Arena Company's interest in Arena Operating Company is free and clear of all Liens other than those created by this Agreement. Ascent Arena Company has the sole right to vote, dispose of, and receive distributions and dividends with respect to the Arena Operating Company.

               (iii) Ascent Arena Company's interest in Arena Operating Company has been duly authorized and validly issued, is fully paid and nonassessable, was not issued in violation of the terms of any Contract binding upon Arena Operating Company or Ascent Arena Company, and was issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Other than the Permitted Liens, there are: (A) no existing Contracts or rights of any character with respect to the purchase or acquisition of any membership or other interest in Arena Operating Company, existing or contingent, at any time, or upon the happening of any stated event;
(B) no outstanding interests that are convertible into or exchangeable for membership or other interests in Arena Operating Company; and (C) no Contracts or rights of any character to purchase or otherwise acquire from the Arena Operating Company or Ascent Arena Company any such convertible or exchangeable interests.

          (e)  Denver Arena Trust.

               (i) Ascent Arena Company is the sole certificate holder of the trust certificates of the Denver Arena Trust (the "Trust Certificates"), and there are no other outstanding trust certificates, and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the trust certificates of the Denver Arena Trust. Ascent Arena Company has the sole right to receive distributions with respect to the Residual Interest as defined in the Trust Agreement, subject only to the City Lien.

               (ii) The Trust Certificates are free and clear of all Liens, other than those created by this Agreement and the City Lien. The Trust Certificates were issued in compliance with the Trust Agreement and Applicable Law.

               (iii) The Denver Arena Trust is not a business trust within the meaning of Section 101(9)(A)(v) of the Bankruptcy Code. For federal, state and local income and franchise tax purposes, by virtue of there being a sole Trust Certificate holder, the Denver Arena Trust constitutes a security arrangement, with the assets being held by the trust, the owner of the trust assets being the sole Trust Certificate holder, and the Notes being non-recourse debt of the sole Trust Certificate holder. The Denver Arena Trust has not elected treatment as an association under Treasury Regulations Section 301.7701-3(a) for federal income tax purposes. The Denver Arena Trust shall be considered part of Ascent Arena Company for purposes of the definition of Partnership Entity.

               (iv) The Denver Arena Trust does not own, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

               (v) Ascent Arena Company has not received any distributions of the Residual Interest or other amounts pursuant to the Trust Agreement.

          (f)  Avalanche LLC.

               (i) As of the Closing Date, the membership interests in Avalanche LLC will be as follows:

                       AEG                              1%
                       HC                              49%
                       LLC-I                           50%

               (ii) As of the Closing Date, AEG and LLC-I will have good title to the Avalanche LLC membership interests, free and clear of all Liens other than those created by this Agreement, and are the record and beneficial owners of the Avalanche LLC membership interests in the ratios stated in Section 5.2(f)(i) with the sole right to vote, dispose of, and receive distributions and dividends with respect to the Avalanche LLC membership interests.

               (iii) The Avalanche LLC membership interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Avalanche LLC, AEG, Ascent Sports or LLC-I and were issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Other than the Permitted Liens, there are: (A) no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of any membership or other interest in Avalanche LLC, existing or contingent, at any time, or upon the happening of any stated event;
(B) no outstanding interests that are convertible into or exchangeable for membership or other interests in Avalanche LLC; and (C) no Contracts or rights of any character to purchase or otherwise acquire from AEG, Avalanche LLC, Ascent Sports or LLC-I any such convertible or exchangeable interests.

          (g)  Nuggets LP.

               (i) As of the Closing Date, the Nuggets LP partnership interests will be as follows:

                       AEG                             1%
                       HC                           97.2%
                       LLC-I                         1.8%

               (ii) As of the Closing Date, AEG, HC and LLC-I will have good title to the Nuggets LP partnership interests, free and clear of all Liens other than those created by this Agreement. As of the Closing Date, AEG, HC and LLC-I will be the record and beneficial owners of the Nuggets LP partnership interests in the ratios stated in Section 5.2(g)(i) with the sole right to vote, dispose of, and receive distributions and dividends with respect to the Nuggets LP partnership interests.

               (iii) The Nuggets LP partnership interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Nuggets LP, AEG, Ascent Sports or LLC-I and were issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Other than Permitted Liens, there are: (A) no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of any membership or other interest in Nuggets LP, existing or contingent, at any time, or upon the happening of any stated event; (B) no outstanding interests that are convertible into or exchangeable for membership or other interests in Nuggets LP; and (C) no Contracts or rights of any character to purchase or otherwise acquire from AEG, Nuggets LP, Ascent Sports or LLC-I any such convertible or exchangeable interests.

          (h) Restrictions. Except as disclosed on Schedule 5.2(h) attached hereto, there is no voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any order, judgment or decree, relating to any of the Equity Interests which, conditionally or unconditionally, (i) grants to any Person the right to purchase, redeem or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (A) any of such Equity Interests; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such Equity Interests; or (C) any interest in such Equity Interests or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such Equity Interests or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such Equity Interests, proceeds or distributions.

          (i)  LLC-I.

               (i) As of the Closing Date, the membership interests in LLC-I will be as follows:
                        HC                              100%

               (ii) As of the Closing Date, HC will have good title to the LLC-I Membership Interest, free and clear of all Liens other than those created by this Agreement, and will be the record and beneficial owner of the LLC-I Membership Interest as stated in Section 5.2(i)(i) with the sole right to vote, dispose of, and receive distributions and dividends with respect to the LLC-I Membership Interest.

               (iii) The LLC-I Membership Interest has been duly authorized and validly issued, is fully paid and nonassessable, was not issued in violation of the terms of any Contract binding upon LLC-I, HC or AEG and was issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Other than the Permitted Liens, there are: (A) no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of any membership or other interest in LLC-I, existing or contingent, at any time, or upon the happening of any stated event; (B) no outstanding interests that are convertible into or exchangeable for membership or other interests in LLC-I; and (C) no Contracts or rights of any character to purchase or otherwise acquire from AEG, HC or LLC-I any such convertible or exchangeable interests.

          (j)  LLC-II.

               (i) As of the Closing Date, the membership interests in LLC-II will be as follows:

                       HC                               100%

               (ii) As of the Closing Date, HC will have good title to the LLC-II Membership Interest, free and clear of all Liens other than those created by this Agreement, and will be the record and beneficial owner of the LLC-II Membership Interest as stated in Section 5.2(j)(i) with the sole right to vote, dispose of, and receive distributions and dividends with respect to the LLC-II Membership Interest.

               (iii) The LLC-II Membership Interest has been duly authorized and validly issued, is fully paid and nonassessable, was not issued in violation of the terms of any Contract binding upon LLC-II, HC or AEG and was issued in compliance with all applicable Organizational Documents and Applicable Law.

               (iv) Other than the Permitted Liens, there are: (A) no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of any membership or other interest in LLC-II, existing or contingent, at any time, or upon the happening of any stated event;
(B) no outstanding interests that are convertible into or exchangeable for membership or other interests in LLC-II; and (C) no Contracts or rights of any character to purchase or otherwise acquire from AEG, HC or LLC-II any such convertible or exchangeable interests.

          5.3  Financial Statements and Undisclosed Liabilities.

          (a) Seller has delivered to Purchasers the financial statements described in Schedule 5.3(a) attached hereto (collectively, the "Financial Statements"). The Financial Statements in each case have been prepared based on the books and records of the Purchased Entities in accordance with GAAP (except in the case of internally prepared quarterly statements which do not include notes or year-end adjustments), consistently applied throughout the periods covered thereby and fairly present in all material respects the financial condition, results of operations and statements of cash flow of the Purchased Entities as of the dates or periods indicated (subject in the case of interim financial statements to normal year-end adjustments). Since the Balance Sheet Date, the Purchased Entities have conducted its respective businesses in a consistent manner without change of accounting policy or procedure including, without limitation, its practices in connection with the treatment of revenue recognition, capitalization policies, reserves and expenses.

          (b) Undisclosed Liabilities. Except as set forth on Schedule 5.3(b) attached hereto, the Purchased Entities do not have any Liabilities except for Liabilities (i) reflected on or reserved against in the Financial Statements of such Persons, (ii) disclosed in this Agreement, and (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or otherwise entered into in accordance with this Agreement.

          5.4 Litigation. Except as specifically disclosed in Schedule 5.4 attached hereto, there are no actions, suits, hearings, arbitrations, proceedings (public or private), claims, disputes, or governmental investigations (collectively, "Proceedings") pending, or to the Knowledge of Seller, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Pepsi Center or any of the Purchased Entities or their Affiliates or any of their respective Assets (excluding any Proceedings pending or threatened against the NBA or the NBA Member Teams generally or against the NHL or the NHL Member Teams generally, provided that Seller shall list all such litigation of which it has Knowledge on Schedule 5.4) as to which there exists a substantial likelihood of an adverse determination, which determination would result in a Material Adverse Effect.

          5.5  Employees.

          (a) Sports Entities' Employees. Except as disclosed in Schedule 5.12(b)(i), Schedule 5.5(a) attached hereto lists, as of the Schedules Effective Date, the name, date and place of employment, current annual salary and any other bonuses, and a description of position of each current exempt employee, officer, director, consultant or agent of any Sports Entity. Seller shall deliver to Purchasers an updated version of Schedule 5.5(a) on the Closing Date.

          (b) Ascent Arena Entities' Employees. Except as disclosed in Schedule 5.13(e), Schedule 5.5(b) attached hereto lists, as of the Schedules Effective Date, the name, date and place of employment, current annual salary and any other bonuses, and a description of position of each current exempt employee, officer, director, consultant or agent of any Ascent Arena Entity. Seller shall deliver to Purchasers an updated version of Schedule 5.5(b) on the Closing Date.

          (c) No Resignations by Key Employees. As of the Schedules Effective Date, no Key Employee has delivered a letter of resignation or has communicated in writing to any Sports Entity or any Ascent Arena Entity, as applicable, an intention to deliver a letter of resignation in the future.

          (d) No Solicitation of Key Employees. Neither Seller nor any of its Affiliates (excluding the Purchased Entities) has solicited, directly or indirectly, for themselves or any other person or entity, any Key Employee.

          5.6  Employee Benefits.

          (a)  Purchased Entities Employee Plans.

               (i) Schedule 5.6(a)(i) attached hereto sets forth a correct and complete list of all material Purchased Entities Employee Plans. Seller and the Purchased Entities have made available to Purchasers true and complete copies of the Purchased Entities Employee Plans and all related summary descriptions, including, without limitation, copies of any employee handbooks listing or describing any Purchased Entities Employee Plans and summary descriptions of any Purchased Entities Employee Plan not otherwise in writing.

               (ii) Except for any failure or default that would not have a Material Adverse Effect, each of the Purchased Entities has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its obligations under each Purchased Entities Employee Plan. To the Knowledge of Seller, there are no negotiations, demands or proposals which are pending or which have been made to Seller or the Purchased Entities which concern material matters now covered, or that would be covered, by any Purchased Entities Employee Plan that would have a Material Adverse Effect.

               (iii) Each of the Purchased Entities is in full compliance with all Applicable Law applicable to each Purchased Entities Employee Plan except where noncompliance would not have a Material Adverse Effect. There has been no Employee Plan Event which is continuing or in respect of which there is any outstanding liability of any of the Purchased Entities that, individually or in the aggregate, would have a Material Adverse Effect, and no such Employee Plan Event is reasonably expected to occur, with respect to any Purchased Entities Employee Plan.

               (iv) Except as disclosed in Schedule 5.6(a)(iv) attached hereto, the execution and delivery of the Transaction Documents and the conclusion of the transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits under any Purchased Entities Employee Plan.

               (v) None of the Purchased Entities has any formal plan or commitment, whether legally binding or not, to create any additional Employee Plan or to modify or change any existing Employee Plan that would affect any current or former employee of any of the Purchased Entities.

               (vi) Schedule 5.6(a)(i) separately identifies any Purchased Entities Employee Plan that provides life insurance or employee welfare plan benefits (within the meaning of Section 3(1) of ERISA), now or in the future, to any former employee at any cost to any of the Purchased Entities (except as required by Applicable Law).

          (b) Employee Plans of the Purchased Entities' ERISA Affiliates. Except as would not have a Material Adverse Effect, there has been no Employee Plan Event with respect to any Employee Plan of any person that is an ERISA Affiliate of the Purchased Entities or who was an ERISA Affiliate of the Purchased Entities at any time since December 31, 1993, in respect of which any liability could be expected to be incurred by any of the Purchased Entities.

          (c)  Purchased Entities Qualified Plans.

               (i) Each Purchased Entities Qualified Plan has received a favorable determination letter (or opinion letter) from the IRS providing that each such plan satisfies the requirements of Section 401(a) of the Code, and each trust under each such plan is exempt from Taxes under Section 501(a) of the Code. To the Knowledge of Seller, no event has occurred that will or would reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections.

               (ii) Seller and the Purchased Entities have made available to Purchasers for each Purchased Entities Qualified Plan copies of the following documents, if applicable: (A) the Form 5500 filed for each of the three most recent plan years, including all schedules thereto and financial statements with attached opinions of independent accountants; and (B) the most recent determination letter from the IRS.

          (d) Purchased Entities ERISA Plans and Multiemployer Plans. No Purchased Entities Employee Plan is, and no Employee Plan maintained by any of the Purchased Entities during the five year period prior to the date hereof was, an ERISA Plan. None of the Purchased Entities has during the five year period prior to the date hereof contributed to, or withdrawn in a complete or partial withdrawal from, any Multiemployer Plan or incurred any contingent liability under Section 4204 of ERISA, nor is there any current potential liability for withdrawal from a Multiemployer Plan, in either case that would have a Material Adverse Effect, except as disclosed in Schedule 5.6(d) attached hereto.

          5.7  Labor and Employment Matters.

          (a) Except as set forth in Schedule 5.7(a) attached hereto, (i) to the Knowledge of Seller, none of the Purchased Entities is currently, or has been within the past 3 years, engaged in any practice, act or course of conduct which, to the Knowledge of Seller, constitutes an unfair labor practice or discriminatory act or course of conduct not in compliance with Applicable Laws;
(ii) as of the Effective Date, there is no labor strike, dispute, slow down or stoppage pending or, to the Actual Knowledge of Seller, threatened against or directly affecting any of the Purchased Entities; (iii) as of the Schedules Effective Date, none of the Purchased Entities is a party to any pending grievance or arbitration proceeding arising out of or under any collective bargaining agreement, and to the Actual Knowledge of Seller no claims therefor exist; (iv) no collective bargaining agreement exists that is binding on any of the Purchased Entities; and (v) as of the Schedules Effective Date, neither Seller, the Purchased Entities, nor any of their respective Affiliates has received any written notice or has Actual Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of any Purchased Entity, and the same will be true as of the Closing Date except as would not have a Material Adverse Effect.

          (b) To the Knowledge of Seller, as of the Schedules Effective Date, there are no organizational efforts presently being made involving any nonorganized employees of any of the Purchased Entities.

          5.8  Intellectual Property.

          (a) Schedule 5.8(a) attached hereto sets forth a complete and correct list of all Intellectual Property.

          (b) Immediately after the Closing and except as a result of any actions by Purchasers thereafter, the Purchased Entities' ownership and/or right to Intellectual Property (i) to Seller's Actual Knowledge, will be the same as the Purchased Entities' ownership and/or right immediately before the Closing,
(ii) will be free from any Liens, and (iii) will be free from any requirement of any royalty payments, license fees, charges or other payments, conditions or restrictions, except for Permitted Liens and otherwise as noted in the Contracts identified in Schedule 5.8(a) attached hereto.

          (c) Schedule 5.8(a) attached hereto sets forth a complete and correct list of all material agreements (i) pursuant to which the Purchased Entities have licensed Intellectual Property, or have permitted any Person to use Intellectual Property, and (ii) pursuant to which the Purchased Entities have been granted a license to Intellectual Property. All such agreements (A) are in full force and effect in accordance with their terms and no default exists thereunder by the Purchased Entities, or to the Knowledge of Seller, by any other party thereto, (B) are free and clear of all Liens, and (C) do not contain any change-in-control provisions or other terms or conditions that will become applicable or inapplicable as a result of the Closing, except as may be provided in Contracts specifically identified in Schedule 5.8(a) attached hereto.

          (d) Except as set forth in Schedule 5.8(a) attached hereto, no claim or demand has been made, nor is there any proceeding that is pending, or to the Knowledge of Seller, threatened, that (i) challenges the Purchased Entities' rights in Intellectual Property, (ii) asserts that the Purchased Entities are infringing upon the intellectual property rights of another, or (iii) claims that any default exists under any agreement listed in Schedule 5.8(a) attached hereto. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the five years prior to the Schedules Effective Date, whether or not resolved in favor of the Purchased Entities.

          5.9  Environmental Compliance.

          (a) To the Knowledge of Seller, each Purchased Entity has obtained all approvals, authorizations, certificates, consents, licenses, orders, and permits or other similar authorizations (collectively, "Authorizations") of all Governmental Authorities, or from any other Person, that are required under any Environmental Law, and all such Authorizations are currently in effect.

          (b) Each Purchased Entity has been and currently is in compliance in all material respects with all terms and conditions of all Authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws, including, without limitation, the VCUP and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws including without limitation the VCUP.

          (c) Seller has not received notice of any claims which are pending and, to the Knowledge of Seller, there are not any claims which are threatened, relating to or alleging noncompliance or liability under any Environmental Law with respect to any of the Purchased Entities or their respective Assets (including without limitation, the Arena Land and the Development Property).

          (d) True and complete copies of all permits, investigations, studies, documents, reports, audits, tests, analytical data and correspondence related to the environmental condition of the Assets which is in the possession or control of Seller or an Affiliate of Seller or its respective consultants and agents have been made available to Purchasers.

          5.10 Insurance.

          (a) Sports Entities Insurance Policies. Schedule 5.10(a) attached hereto sets forth a complete and correct list of all insurance policies of any kind or nature whatsoever currently in force with respect to the Businesses of the Sports Entities (the "Sports Entities Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. Seller has delivered to Purchasers complete and correct copies of all Sports Entities Insurance Policies, except for those which are in the control of a Person other than Seller or its respective consultants or agents. The Sports Entities Insurance Policies as currently in effect constitute insurance against risks of a character and in such amounts as are reasonable and customary to be insured against by similarly situated companies in the same or similar businesses, all of such insurance policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid currently.

          (b) Ascent Arena Entities Insurance Policies. The Ascent Arena Entities have the benefit, pursuant to policies carried by such entities or by the Construction Contractor for their benefit, of policies of fire and casualty, general liability and excess or umbrella liability, builder's risk, business automotive, workers' compensation, employers' liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable in relation to the operation of the businesses of such entities, including without limitation construction of the Pepsi Center, and which comply in all respects with the insurance requirements set forth in the Operating and Management Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy which policy has not been replaced prior to the date of such cancellation. The activities of the Ascent Arena Entities have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. Except as set forth on Schedule 5.10(b), the coverage of such policies will not cease upon Closing, and to the Actual Knowledge of AEG the Ascent Arena Entities will continue to be entitled to the benefits of such policies assuming compliance post-Closing by Purchasers with the terms and conditions of such policies.

         5.11  Tax Matters.

         (a)   Corporate Entities.

               (i) All Returns required to be filed by or on behalf of any Corporate Entity have been duly filed on a timely basis and all Returns filed by or on behalf of a Corporate Entity (including all attached statements and schedules) are true, complete and correct in all respects, except for such failures to file and failures to be true, complete and correct as would not, individually or in the aggregate, have a Material Adverse Effect. No claim has been made or threatened in writing by any jurisdiction where a Corporate Entity does not file returns that the Corporate Entity is or may be subject to Taxes in that jurisdiction. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis. No other Taxes are payable by any Corporate Entity with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns), except for such Taxes as would not, individually or in the aggregate, have a Material Adverse Effect.

               (ii) Each Corporate Entity has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for such failures to withhold or pay over and such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

               (iii) There are no Liens on any of the Assets of any Corporate Entity with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established, except for such Liens as would not, individually or in the aggregate, have a Material Adverse Effect.

               (iv) Except as disclosed on Schedule 5.11(a)(iv) attached hereto, none of the Corporate Entities has ever been included in an affiliated group of corporations, within the meaning of section 1504 of the Code and none has ever been a member of any combined or unitary group in each case other than a group, the common parent of which is AEG.

               (v) For all periods beginning on or after July 1, 1997, each of the Corporate Entities has joined in the filing of, or will join in the filing of, consolidated federal income tax returns as part of the consolidated group of which AEG is the parent company and has joined in the filing of, or will join in the filing of, consolidated, combined or unitary state income tax returns as part of a consolidated, combined or unitary group of which AEG is the parent company for the states listed on
Schedule 5.11(a)(v) attached hereto.

               (vi) Except as set forth on Schedule 5.11(a)(vi) attached hereto, Seller has furnished Purchasers with true and complete copies of all Returns with respect to Income Taxes of each Corporate Entity for all years beginning after December 31, 1995 with respect to which the statute of limitations does not bar a tax assessment. Prior to Closing, Seller shall make available to Purchasers, during normal business hours, true and complete copies of all other Returns of each Corporate Entity for all periods beginning after December 31, 1995 (and with respect to periods beginning on or before December 31, 1995, any other Returns in Seller's possession), all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by a Corporate Entity or on its behalf relating to Taxes for all periods beginning after December 31, 1995 (and with respect to periods beginning on or before December 31, 1995, any tax audit reports, work papers, statements of deficiencies, closing or other agreements received by a Corporate Entity or on its behalf relating to Taxes that are in Seller's possession), and Purchasers shall be permitted to inspect and make copies of such Returns, audit reports, work papers, statements and agreements.

               (vii) None of the Corporate Entities does or, on or after the Schedules Effective Date, did business in, or derives or, on or after the Schedules Effective Date, derived a material amount of income from, any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Purchasers.

               (viii) Except for items disclosed on Schedule 5.11(a)(viii) attached hereto:

                       (A) None of the Returns of any Corporate Entity has ever been audited by a governmental or taxing authority and there are no audits, inquiries, investigations or examinations relating to any such Returns pending or, to the Knowledge of Seller threatened in writing.

                       (B) No deficiencies exist or have been asserted in writing with respect to Taxes of any Corporate Entity and no written notice has been received by a Corporate Entity with respect to the failure to file any Return or pay any Taxes.

                       (C) No Corporate Entity is a party to any action or proceeding for assessment or collection of Taxes, nor has any such action or proceeding been asserted or threatened in writing against it or any of its assets.

                       (D) No extension of time to file any Return (which has not been filed) has been requested by or granted by a Corporate Entity. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of a Corporate Entity.

                       (E) Except as provided on Schedule 5.11(a)(viii) attached hereto, no Corporate Entity is a party to any tax sharing agreement, tax indemnity agreement, tax allocation agreement, or similar arrangement with any person.

                       (F) The amount of each Corporate Entity's liability for unpaid Taxes for all periods ending on or before March 31, 1999, determined on a GAAP basis (taking into account the Return Preparation Standard) does not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of that date, and the amount of each Corporate Entity's liability for unpaid Taxes for all periods ending on or before the Closing Date determined on a GAAP basis (taking into account the Return Preparation Standard) will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals will be reflected on the balance sheet of the Corporate Entity as of the Closing Date except to the extent any excess of such Taxes over the relevant current liability accrual amount would not have a Material Adverse Effect.

               (ix) Subject to the items disclosed on Schedule 5.11(a)(ix) attached hereto:

                       (A) No Corporate Entity is required to treat any Asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. No Corporate Entity has made or is bound by any election under section 197(f)(9)(B) of the Code.

                       (B) No election has been made under Section 338 of the Code with respect to a Corporate Entity and no action has been taken that would result in any income tax liability to a Corporate Entity as a result of a deemed election within the meaning of Section 338 of the Code.

                       (C) No Corporate Entity has disposed of any property that is currently being accounted for under the installment method.

                       (D) Within the last five years, no Corporate Entity has agreed to make, and has not been required to make, any adjustment under Code
Section 481 by reason of a change in accounting method or otherwise.

                       (E) None of the assets or operations of any Corporate Entity is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes, excluding the assets and operations of the Partnership Entities.

                       (F) No Corporate Entity has made elections comparable to those described in this Section under any state, local or foreign tax laws or is required to apply any rules comparable to those described in this Section under any state, local or foreign tax laws.

                       (G) The transactions contemplated hereby are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

          (b)  Partnership Entities.

               (i) All Returns required to be filed by or on behalf of any Purchased Entity that is a limited partnership or limited liability company, other than LLC-I and LLC-II (each a "Partnership Entity"), have been duly filed on a timely basis and all Returns filed by or on behalf of each Partnership Entity (including all attached statements and schedules) are true, complete and correct in all respects, except for such failures to file and failures to be true, complete and correct as would not, individually or in the aggregate, have a Material Adverse Effect. No claim has been made or threatened in writing by any jurisdiction where a Partnership Entity does not file returns that the Partnership Entity is or may be subject to Taxes in that jurisdiction. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis. No other Taxes are payable by any Partnership Entity with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) except for such Taxes as would not, individually or in the aggregate, have a Material Adverse Effect.

               (ii) Each Partnership Entity has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for such failures to withhold and pay over and such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

               (iii) There are no Liens on any of the Assets of a Partnership Entity with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established, except for such Liens as would not, individually or in the aggregate, have a Material Adverse Effect.

               (iv) Except as set forth on Schedule 5.11(b)(iv) attached hereto, Seller has furnished Purchasers with true and complete copies of all Returns with respect to Income Taxes of each Partnership Entity (other than Mountain Mobile) for all years with respect to which the statute of limitations does not bar a tax assessment. Prior to Closing, Seller shall make available to Purchasers, during normal business hours, true and complete copies of all other Returns of each Partnership Entity (other than Mountain Mobile), all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by a Partnership Entity (other than Mountain Mobile) or on its behalf relating to Taxes, and Purchasers shall be permitted to inspect and make copies of such Returns, audit reports, work papers, statements and agreements.

               (v) No Partnership Entity does business in or derives a material amount of income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Purchasers.

               (vi) Each Partnership Entity has been properly classified as a "partnership" for federal income tax purposes at all times since its formation.

               (vii) Subject to items disclosed on Schedule 5.11(b)(vii) attached hereto:

                       (A) None of the Returns of a Partnership Entity or of any partner of a Partnership Entity, which partner is an Affiliate of Seller, in its capacity as a partner in such Partnership Entity, has ever been audited by a governmental or taxing authority and there are no audits, inquiries, investigations or examinations relating to any such Returns pending or, to the Knowledge of Seller, threatened in writing.

                       (B) No deficiencies exist or have been asserted in writing with respect to Taxes of any Partnership Entity or of any partner of a Partnership Entity, which partner is an Affiliate of Seller, in its capacity as a partner in such Partnership Entity, and no written notice has been received by a Partnership Entity or any such partner with respect to the failure to file any Return or pay any Taxes.

                       (C) No Partnership Entity or any partner of a Partnership Entity which partner is an Affiliate of Seller is a party to any action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened in writing against it or any of its assets.

                       (D) No extension of time to file any Return (which has not been filed) has been requested by or granted to a Partnership Entity. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of a Partnership Entity.

                       (E) No Partnership Entity is a party to any tax sharing agreement, tax indemnity agreement, tax allocation agreement, or similar arrangement with any person.

                       (F) The amount of each Partnership Entity's liability for unpaid Taxes for all periods ending on or before March 31, 1999, determined on a GAAP basis (taking into account the Return Preparation Standard) does not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as of that date, and the amount of a Partnership Entity's liability for unpaid Taxes for all periods ending on or before the Effective Date determined on a GAAP basis (taking into account the Return Preparation Standard) will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals will be reflected on the balance sheet of the Partnership Entity as of the Effective Date, except to the extent any excess of such Taxes over the relevant current liability accrual amount would not have a Material Adverse Effect.

               (viii) Subject to the items disclosed on Schedule 5.11(b)(viii) attached hereto:

                       (A) No Partnership Entity is required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code. No Partnership Entity has made or is bound by any election under
Section 197(f)(9)(B) of the Code.

                       (B) No Partnership Entity has disposed of any property that is currently being accounted for under the installment method.

                       (C) Within the last five years, no Partnership Entity has agreed to make, and has not been required to make, any adjustment under Code
Section 481 by reason of a change in accounting method or otherwise.

                       (D) No Partnership Entity is a member of any joint venture or partnership or a party to any other arrangement or contract that is treated as a partnership for federal income tax purposes.

                       (E) No Partnership Entity has made elections comparable to those described in this section under any state, local or foreign tax law or is required to apply any rules comparable to those described in this section under any state, local or foreign tax laws.

                       (F) The transactions contemplated hereby are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

          (c)  Other Matters.

               (i) For federal income tax purposes, LLC-I and LLC-II are each a single member entity that is a disregarded entity under applicable Treasury Regulations (that is, for federal income tax purposes, LLC-I and LLC-II each will be considered a division of HC, the only member of each, and will not be treated as a separate entity).

               (ii) On the day before the Closing Date, AEG will transfer ownership of all of the stock of Ascent Development Corp. to HC, a wholly owned subsidiary of AEG, and will cause Ascent Development Corp. to be merged into LLC-II under applicable state law with LLC II surviving. The merger of Ascent Development Corp. into LLC-II will qualify as a liquidation of Ascent Development Corp. under Section 332 of the Code.

               (iii) On the day before the Closing Date, AEG will transfer ownership of all the stock of Ascent Sports to HC, a wholly owned subsidiary of AEG, and will cause Ascent Sports to be merged into LLC-I under applicable state law with LLC-I surviving. The merger of Ascent Sports into LLC-I will qualify as a liquidation of Ascent Sports under Section 332 of the Code.

          5.12 Sports Entities.

          (a) Absence of Certain Changes. Except as set forth in Schedule 5.12(a) attached hereto, since the Balance Sheet Date there has not been any event, occurrence, or change in the Business of any of the Sports Entities (including any uninsured damage, destruction or other casualty loss) or change affecting such Business except as would not constitute a Material Adverse Effect.

          (b)  Sports Entities Contracts.

               (i) As of the Schedules Effective Date, Schedule 5.12(b)(i) attached hereto contains an accurate and complete list of all Sports Entities Contracts, including all amendments thereto and modifications thereof (whether written or oral). Seller shall deliver to Purchasers an updated version of
Schedule 5.12(b)(i) on the Closing Date.

               (ii) Seller has provided true and correct copies of the Sports Entities Contracts to Sturm Sports. As of the Schedules Effective Date, each of the Sports Entities Contracts is in full force and effect and is binding upon and enforceable in accordance with its terms against the Sports Entities and, to the Knowledge of Seller, each other party thereto subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (whether or not such enforcement is considered in a Proceeding at law or in equity). As of the Closing Date, each of the Sports Entities Contracts will be in full force and effect and will be binding upon and enforceable in accordance with its terms against the Sports Entities and, to the Knowledge of Seller, each other party thereto subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (whether or not such enforcement is considered in a Proceeding at law or in equity), except for any failure to be in full force and effect or to be so binding and enforceable as would not have a Material Adverse Effect.

               (iii) Except as disclosed in Schedule 5.12(b)(i) with respect to the Local Television License Agreement, there has not occurred any default, event of default or, to the Knowledge of Seller any circumstance that with notice of the passage of time, or both, would constitute a default or event of default of the Sports Entities or, to the Knowledge of Seller, of any other party to a Sports Entities Contract, except in either case for any defaults or events of default that would not constitute a Material Adverse Effect.

               (iv) Except as set forth in the Sports Entities Contracts themselves, no Sports Entity has assigned any of its rights pursuant to any Sports Entities Contract to any Person, and each applicable Sports Entity holds its rights pursuant to the Sports Entities Contracts free and clear of any Lien.

          (c)  Arena Land.

               (i) Nuggets LP has good and marketable title to the Arena Land, subject to the Permitted Liens. Subject to the Permitted Liens, there are no outstanding rights of first refusal, rights of reverter or options relating to the Arena Land or any interest therein. To Seller's Knowledge, except as disclosed on Exhibit B, there are no unrecorded or undisclosed documents or other matters which affect title to the Arena Land. No person holding a security interest in the Arena Land or any part thereof has the right to consent or deny consent to the sale of the Arena Land as contemplated herein, other than the City Consent.

               (ii) The current zoning of the Arena Land is PUD 440, which permits the current improvements thereon (including, without limitation, the Pepsi Center) and Seller's currently contemplated uses of the Arena Land, and there is no pending or, to the Knowledge of Seller, contemplated rezoning.

               (iii) To the Knowledge of Seller, there is no violation of any Applicable Law or the VCUP relating to the Arena Land that would constitute a Material Adverse Effect. Nuggets LP has not leased or subleased any parcel or any portion of the Arena Land (other than pursuant to the Ground Lease) to any other Person.

               (iv) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Seller, threatened against the Arena Land.

               (v) No improvements on the Arena Land and none of Seller's currently contemplated uses violate, or will violate, in any material respect any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances. No permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Arena Land, other than those which are transferable with the Arena Land, are required by any Governmental Authority having jurisdiction over the Arena Land.

               (vi) To the Knowledge of Seller, all improvements on the Arena Land are wholly within the lot limits of the Arena Land and do not encroach on any adjoining premises, and other than the Permitted Liens, there are no encroachments on the Arena Land by any improvements located on any adjoining premises.

               (vii) Ascent Arena Company is the lessee of the Arena Land pursuant to the Ground Lease. Neither Ascent Arena Company, as lessee, nor Nuggets LP, as lessor, is in default under the Ground Lease, and there has not occurred any event or circumstance that, with notice or the passage of time, or both, would constitute a default under the Ground Lease.

               (viii) The Purchased Entities, as applicable, have obtained and currently hold all approvals, authorizations, certificates, consents, licenses, orders, and permits or other similar authorizations of all Governmental Authorities that are required to their stage of construction as of the Schedules Effective Date under any Applicable Law to permit development of the Pepsi Center on the Arena Land.

               (ix) All easements required or necessary as of the Schedules Effective Date for Seller's intended use and development of the Arena Land and the Pepsi Center have been conveyed.

          (d) Tangible Assets. The Sports Entities own and have good title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of their material Assets reflected in the Financial Statements, Nuggets Balance Sheet and the Avalanche Balance Sheet, except those Assets disposed of in the ordinary course of business after the date thereof, free and clear of all Liens.

          (e) Affiliate Contracts. As of the Schedules Effective Date, Schedule 5.12(e) attached hereto identifies all Sports Entities Contracts between any Sports Entity, on the one hand, and any Affiliate of such Sports Entity, on the other hand. Seller shall deliver to Purchasers an updated version of Schedule 5.12(e) on the Closing Date.

          (f)  Permits; Required Consents.

               (i) Schedule 5.12(f)(i) attached hereto sets forth all material certificates, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Sports Entities and their respective Businesses in substantially the same manner as currently operated (the "Sports Entities Permits").

               (ii) As of the Effective Date and the Closing Date, Schedule 5.12(f)(ii) attached hereto lists (A) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Sports Entities Required Governmental Approval") required under Applicable Law to be obtained by the Sports Entities by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Sports Entities Permit, and (B) each Sports Entities Contract with respect to which the consent of the other party or parties thereto that must be obtained by the applicable Sports Entity by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (each, a "Sports Entities Required Contractual Consent" and collectively with the Sports Entities Required Governmental Approvals, the "Sports Entities Required Consents"). Except as set forth in Schedule 5.12(f)(i) attached hereto, each Sports Entities Permit is valid and in full force and effect in all material respects and, assuming the related Sports Entities Required Consents have been obtained prior to the Closing Date, are, or will be, transferable by the applicable Sports Entity and will be in full force and effect immediately after the Closing.

          (g) Compliance with Laws. Except as set forth in Schedule 5.12(g) attached hereto, the Sports Entities are operating their respective Businesses in compliance in all material respects with all Applicable Laws, or any material order, writ, injunction or decree of any Governmental Authority.

          5.13 Ascent Arena Entities.

          (a) Denver Arena Trust. Ascent Arena Company has not received any distributions of the Residual Interest or other amounts pursuant to the Trust Agreement.

          (b) Licenses. As of the Schedules Effective Date and to the Knowledge of Seller, the Ascent Arena Entities hold all licenses, franchises, authorizations, permits, and approvals (collectively, the "Licenses") which are necessary for or material to construction, ownership, use, operation or maintenance of the Pepsi Center which are required to their stage of construction as of the Schedules Effective Date. As of the Closing Date, the Ascent Arena Entities will hold all Licenses necessary for or material to construction, ownership, use, operation or maintenance of the Pepsi Center which are required to their stage of construction as of the Closing Date. No License has been revoked or suspended, and to the Knowledge of Seller, no such revocation or suspension is pending or threatened. To the Actual Knowledge of Seller, the Licenses will be in full force and effect immediately after the Closing.

          (c) Title to Assets. The Ascent Arena Entities hold good title to all of their respective material Assets reflected in the Financial Statements, except those Assets disposed of in the ordinary course of business after the date thereof, free and clear of all Liens.

          (d)  Advance Booking Contracts. As of the Schedules Effective Date,
Schedule 5.13(d) attached hereto sets forth all material advance bookings for events or entertainment at the Pepsi Center (collectively, the "Advance Booking Contracts"). Seller shall deliver to Purchasers an updated version of Schedule 5.13(d) on the Closing Date.

          (e) Ascent Arena Entity Contracts. Except for the Contracts disclosed in Schedule 5.13(d) and the Arena Contracts identified in Article I, Schedule 5.13(e) attached hereto contains, as of the Schedules Effective Date, an accurate and complete list of all material Contracts to which any Ascent Arena Entity is a party or by which it is bound. Seller shall deliver to Purchasers an updated version of Schedule 5.13(e) on the Closing Date.

          5.14 Pepsi Center.

          (a)  Construction Issues.

               (i) Seller has made available to Sturm Arena true and complete copies of the Plans and Specifications and all written inspection and status reports regarding construction of the Pepsi Center, including without limitation, those reports delivered to Denver Arena Trust or the Indenture Trustee by its construction consultant (the "Construction Reports").

               (ii) The budget for development, construction and financing of the Pepsi Center and Development Property is attached to this Agreement as Exhibit C (the "Construction Budget"). Exhibit C sets forth, as of March 31, 1999, (A) the total amounts incurred, reserved or paid, (B) the total estimated amounts which are not yet paid in connection with construction of the Pepsi Center, and (C) the balance of funds in the Construction Fund Account (the "Construction Account Balance").

               (iii) Interim lien waivers have been obtained from the Architect, Construction Contractor and all subcontractors, materialmen and suppliers performing any work or supplying any materials with respect to the Pepsi Center, pursuant to which each such Person has waived all lien rights and claims with respect to all interim payments made to such Person. Neither Seller nor any of its Affiliates have received a notice of intent to file a lien against the Arena Land or the Pepsi Center, and no mechanics' lien or claim of lien has been asserted or threatened against the Arena Land or the Pepsi Center that has not been resolved as of the Schedules Effective Date.

               (iv) All portions of the Pepsi Center constructed as of the Schedules Effective Date and as of Closing are located on the Arena Land, without encroachment onto any other real property. To Seller's Knowledge, all portions of the Pepsi Center constructed as of the Schedules Effective Date and as of the Closing have been constructed substantially in accordance with the Plans and Specifications, and other than as disclosed in the Construction Reports, there are no structural defects in those portions of the Pepsi Center which have been constructed.

               (v) Utility service lines and connections necessary to provide water, sewer, gas, electricity and telephone service to the Pepsi Center at levels sufficient to support its construction, operation, use and maintenance in accordance with the Arena Agreement are being or will be installed and available for use by the completion of the Pepsi Center.

               (vi) The Plans and Specifications have been approved by all governmental authorities, design review committees and similar entities whose approval of construction or use of the Pepsi Center is required prior to or at the current stage of construction under any Applicable Law, covenant, condition, restriction or reservation. All such approvals remain effective, and, to the Knowledge of Seller, there exist no violations of such approvals or conditions of such approvals which have not been satisfied.

               (vii) Attached hereto as Exhibit D is a true and correct copy of the Construction Contractor's Critical Path Report received by Seller on April 17, 1999 from Construction Contractor. To the Knowledge of Seller, Exhibit D sets forth a complete and accurate statement of the status of construction of the Pepsi Center as of April 17, 1999.

               (viii) Except as disclosed in the Construction Reports or Exhibit D, the Construction Contractor has not notified Seller or any of its Affiliates that (A) the target completion date for the construction of the Pepsi Center will not be met; (B) a force majeure event has occurred with respect to the Construction Contractor's performance, or (C) any defect or deficiency exists in any portion of the Pepsi Center which has been constructed.

               (ix) As of the Effective Date, there is no pending or, to the Knowledge of Seller, threatened labor dispute, strike or work stoppage with respect to construction of the Pepsi Center.

               (x) All supplies and materials to be incorporated into the Pepsi Center or used in constructing the Pepsi Center, and which have been paid for or for which Ascent

Arena Company is obligated to pay, are stored at the Arena Land, except as otherwise permitted pursuant to the Construction Phase Agreement.

          (b)  Arena Contracts.

               (i) Seller has provided Sturm Arena with true and complete copies of the Arena Contracts. Each of the Arena Contracts is in full force and effect and is binding upon and enforceable in accordance with its terms against the Ascent Arena Entities and, to the Knowledge of Seller, each other party thereto subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (whether or not such enforcement is considered in a Proceeding at law or in equity).

               (ii)    [Intentionally omitted.]

               (iii) Except as disclosed on Schedule 5.14(b)(iii), there has not occurred any material default, event of default or circumstance that with notice or the passage of time, or both, would constitute a material default or material event of default of any Ascent Arena Entities under any Arena Contract or, to the Knowledge of Seller, any material default or material event of default of any other party to an Arena Contract.

               (iv) Except as set forth in the Arena Contracts themselves, no Ascent Arena Entity has assigned any of its rights pursuant to any Arena Contract to any Person, other than pursuant to the City Lien and the Trustee's Lien, and each Ascent Arena Entity holds its rights pursuant to the Arena Contracts, free and clear of any Lien.

               (v) Except as set forth in Schedule 5.14(b)(v) attached hereto, Ascent Arena Company has not delegated any of its duties pursuant to the Sale and Servicing Agreement, other than pursuant to the subservicing portions of the Operating and Management Agreement.

               (vi) Seller has delivered to Sturm Arena true and complete copies of all Servicer's Remittance Reports prepared and delivered to the Indenture Trustee pursuant to the Sale and Servicing Agreement.

               (vii) Fees payable to Ascent Arena Company pursuant to the Sale and Servicing Agreement have not been prepaid, and Ascent Arena Company is entitled to receipt of such fees as provided in the Sale and Servicing Agreement.

               (viii) Other than as set forth in the Arena Contracts, no prepayments have been made under any Arena Contract.

               (ix) A true and correct copy of the current annual operating budget for the Pepsi Center prepared pursuant to the Operating and Management Agreement was delivered to Sturm Arena pursuant to this Agreement. Such operating budget constitutes a reasonable estimate of the annual operating expenses for operation of the Pepsi Center based upon reasonable assumptions in light of current circumstances regarding the operation of the Pepsi Center under Seller's indirect ownership.

               (x) Seller has no Knowledge of any event or circumstance that would limit or impair in any material respect DURA's obligation or ability to honor its reimbursement or payment obligations pursuant to the Redevelopment Agreement.

          (c) Accounts. As of June 21, 1999, the balances of the Accounts are as set forth on Schedule 5.14(c) attached hereto. All required deposits into and transfers among the Accounts have been made in compliance with the Sale and Servicing Agreement.

          5.15 Mountain Mobile.

          (a) No Defaults. To the Actual Knowledge of Seller, Mountain Mobile is not in default of any obligation to any Person pursuant to any Contract which default would have a Material Adverse Effect.

          (b) No Additional Capital Contributions or Loans. By virtue of becoming a member of Mountain Mobile, Sturm Sports will not have any obligation to contribute capital or make loans to Mountain Mobile except to the extent provided in or permitted by the Operating Agreement of Mountain Mobile delivered to Sturm Sports pursuant to this Agreement.

          (c) Compliance with Laws. Except as set forth in Schedule 5.15(c) attached hereto, to the Actual Knowledge of Seller, Mountain Mobile has operated its Business in compliance in all material respects with all Applicable Laws, or any material order, writ, injunction or decree of any Governmental Authority.

          5.16 Development Property.

          (a) As of the Closing, LLC-II will have good and marketable title to the Development Property subject only to the Permitted Liens. There are no outstanding rights of first refusal, rights of reverter or options relating to the Development Property or any interest therein other than the Permitted Liens. To the Knowledge of Seller, there are no unrecorded or undisclosed documents or other matters which affect title to the Development Property (other than Permitted Liens). Neither Ascent Development Corp. nor LLC-II has leased or subleased any parcel or any portion of any parcel of the Development Property to any other Person other than pursuant to the Conoco Lease.

          (b) To the Knowledge of Seller, neither Ascent Development Corp. nor LLC-II has committed any violation of any Applicable Law (including, without limitation, any building, planning or Applicable Law related to zoning and all approvals, authorizations, certificates, consents, licenses, orders, and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under VCUP and any other Environmental Law) relating to any of the Development Property, other than such violations that would not have a Material Adverse Effect.

          (c) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Seller, threatened against any of the Development Property.

          (d) Other than pursuant to the Conoco Lease, the Development Property is vacant, unimproved land having a zoning classification of PUD 440 pursuant to Applicable Law related to zoning.

          (e) To the Knowledge of Seller, other than Permitted Liens, there are no encroachments onto the Development Property by any improvements located on any adjoining premises, including without limitation the Arena Land.

          5.17 Advisory Fees. No Seller has retained or authorized any investment banker, broker, finder or other intermediary or advisor to act on behalf of Seller or any of its respective Affiliates in connection with the Transactions contemplated by this Agreement, except for the Financial Advisors as financial advisors to Seller. Seller shall be solely responsible for all costs and expenses due the Financial Advisors.

          5.18 Operations Since Schedules Effective Date. From the Schedules Effective Date through the Effective Date, AEG has performed and complied in all material respects with all of the terms of Sections 3.1 and 3.2 of this Agreement as if AEG were required to perform and comply with such terms during such period.

          5.19 No Other Representations or Warranties. The Purchasers acknowledge that Seller has not made and does not make, and the Purchasers have not relied on, any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Article V.

                                 ARTICLE V-A.


                     REPRESENTATIONS AND WARRANTIES OF LDA

          As an inducement to enter into this Agreement, LDA represents and warrants to Purchasers that the following matters are true and correct as of the Effective Date and as of the Closing Date unless limited to a specific date.

          5A.1 General Limited Liability Company Matters.

          (a)  Organization and Standing.  LDA

               (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

               (ii) has full power and authority to own its Ascent Arena Company Membership Interest; and

               (iii) is qualified or licensed to do business in all jurisdictions where its ownership of its assets or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a material adverse effect on LDA.

          (b) Organizational Documents. LDA has delivered, or will have delivered prior to the Closing, to the Purchasers true and complete copies of its Organizational Documents.

          (c)  Corporate Power; Authorization; No Contravention; Consents.

               (i) LDA has all requisite legal and limited liability company power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

               (ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of LDA, and no other limited liability company proceedings or action on the part of LDA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (iii) The execution, delivery, and performance by LDA of this Agreement will not:

                       (A) conflict with or violate any of LDA's Organizational Documents; or

                       (B) conflict with or violate any Applicable Laws (other than such conflicts or violations that would not have a material adverse effect on LDA); or

                       (C) result in the creation of any Lien on LDA's Ascent Arena Company Membership Interest, other than any Lien created under this Agreement; or

                       (D) require any consent or approval of any third party, the failure of which to obtain would have a material adverse effect on LDA, other than any consent of the NBA or the NHL which may be required to consummate the transactions contemplated in this Agreement.

          (d) Binding Effect. This Agreement constitutes a legal, valid and binding obligation of LDA, enforceable against LDA in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          (e) Governing Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or registration, declaration or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, LDA of this Agreement, other than:

               (i) compliance with any applicable requirements of the HSR Act with respect to the consummation of the transactions contemplated hereby;

               (ii) compliance with the registration requirements of the Securities Act, or an exemption therefrom, and any applicable state blue sky laws and the Securities Exchange Act of 1934; and

               (iii)   as set forth in this Agreement.

          5A.2 Title to LDA's Ascent Arena Company Membership Interest.

          (a) LDA will have, as of the Closing Date, good title to the LDA Ascent Arena Company Membership Interest, free and clear of all Liens other than those created by this Agreement or those created under the Ascent Operating Agreement.

          (b) Except as set forth in the Ascent Operating Agreement, there are no existing Contracts or rights of any character with respect to the purchase, redemption or acquisition of LDA's Ascent Arena Company Membership Interest, existing or contingent, at any time, or upon the happening of the stated event.

          5A.3 Advisory Fees. LDA has not retained or authorized any investment banker, broker, finder or other intermediary or advisor to act on behalf of LDA or any of its Affiliates in connection with the transactions contemplated by this Agreement.

          5A.4 No Other Representations or Warranties. The Purchasers acknowledge that LDA has not made and does not make, and the Purchasers have not relied on, any representation or warranty, whether express or implied, or any kind or character except as expressly set forth in this Article V-A.

                                  ARTICLE VI.


                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS


          As an inducement to Seller to enter into this Agreement, the Purchasers, as applicable, each represent, warrant and covenant to Seller, that the following matters are true and correct as of the Effective Date and as of the Closing Date unless limited to a specific date.

          6.1 Existence and Power. Each of the Purchasers is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and will be duly registered in and authorized by the State of Colorado to transact interstate business in the State of Colorado as of the Closing Date. Thereby, each of the Purchasers has all power and authority to enter into this Agreement and consummate the transactions contemplated hereby and has been duly authorized by all necessary action on the part of the Purchasers, respectively. This Agreement constitutes a legal, valid and binding agreement of each of the Purchasers, enforceable in accordance with its terms.

          6.2 Governmental Authorization. The execution, delivery and performance by the Purchasers of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

          (a) compliance with any applicable requirements of the HSR Act with respect to the consummation of the transactions contemplated hereby;

          (b) compliance with the registration requirements of the Securities Act, or an exemption therefrom, and any applicable state blue sky laws; and

          (c)  as set forth in this Agreement.

          6.3 Non-Contravention. The execution, delivery and performance by the Purchasers of this Agreement does not and will not (a) contravene or conflict with the limited liability company agreements of the Purchasers, (b) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Purchasers, or (c) constitute a default under any contract, agreement or other commitment to which the Purchasers is a party or by which it is bound.

          6.4  Securities Matters.

          (a) The Equity Interests are being acquired for the Purchasers' own accounts, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

          (b) The Purchasers understand that the Equity Interests have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, that Seller has no present intention of registering the Equity Interests, that the Equity Interests must be held by the Purchasers indefinitely, and that the Purchasers must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

          (c) During the negotiation of the transactions contemplated herein, the Purchasers and their representatives have been furnished with and have had access to such information as the Purchasers have considered necessary to make a determination as to the purchase of the Equity Interests, have been afforded an opportunity to ask such questions of Seller and the Purchased Entities' officers, employees and representatives concerning the Purchased Entities' business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein.

          (d) The Purchasers and their representatives have been solely responsible for the Purchasers own due diligence investigation of the Purchased Entities and its management and business, for their own analysis of the merits and risks of this investment, and for their own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, the Purchasers have acted solely in their own interest, and none of the Purchasers (or any of their agents or employees) has acted as an agent of Seller.

          (e) Each Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of such Purchaser's prospective investment in the Equity Interests; (ii) has the ability to bear the economic risks of such Purchaser's prospective investment, including a complete loss of Purchaser's investment in the Equity Interests; and (iii) has not been offered the Equity Interests by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

          6.5 Advisory Fees. Except for Morgan Stanley & Co., Incorporated ("Morgan"), no Purchaser has retained or authorized any investment banker, broker, finder or other intermediary or advisor to act on behalf of Purchasers or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Purchasers, Seller or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement. Purchasers shall be solely responsible for all fees, commissions, costs and expenses due to Morgan.

          6.6 Litigation. There is no proceeding pending or to the knowledge of Sturm Sports and Sturm Arena, threatened against or affecting Sturm Sports or Sturm Arena before any court or arbitrator or any governmental body, agency or official, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

          6.7  Beneficial Ownership.

          (a) The Persons who "beneficially own" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) any interests in the Purchasers (such Persons collectively referred to as the "Principals", and individually as a "Principal"), and the amount of such interests each such Principal "beneficially owns," are set forth on Schedule 6.7(a) attached hereto. No other Person not listed on Schedule 6.7(a) has or will have as of the Closing Date any right, contract, agreement, arrangement or understanding with respect to any interests in the Purchasers.

          (b) The Purchasers and the Principals understand and acknowledge that each of the City, the NBA and the NHL have various requirements regarding the suitability of owners of, respectively, the Arena Company, an NBA franchise and an NHL franchise, and the Purchasers and the Principals are familiar with such requirements. To the Knowledge of Purchasers and the Principals, no Person listed on Schedule 6.7(a) has: (i) ever had a petition under the Federal bankruptcy laws or any state bankruptcy or insolvency laws filed by or against such Person or any partnership in which such Person was a general partner at the time of or within two years prior to such filing, any limited liability company in which such Person was a member at the time of or within two years prior to such filing, or any corporation or business association of which such Person was an executive officer or director at the time of or within two years prior to such filing;
(ii) has been convicted in a criminal proceeding or been named subject of a pending criminal proceeding (excluding minor traffic violations or other minor offenses); (iii) been the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated, of any Governmental Authority, permanently or temporarily enjoining such Person from, or otherwise, limiting such Person from, engaging in any type of business activity; (iv) ever had any ties to or relationships with organized crime or any Persons involved in organized crime, or (v) engaged in any illegal, unethical or inappropriate conduct that could reasonably be expected to serve as a basis for any of the City, the NBA or the NHL to not approve Purchasers or any Principals as an owner of, respectively, the Arena Company, the Nuggets or the Avalanche. Additionally, each of the Principals has a net worth and financial liquidity that are reasonably expected to meet the requirements of the City, the NBA and the NHL.

          6.8 No Other Representations. Seller acknowledges that the Purchasers and the Principals have not made and do not make, and or Warranties Seller has not relied on, any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Article VI.

          6.9 Financial Matters. Purchasers have, or at Closing will have, sufficient funds available to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VI-A.


                 REPRESENTATIONS AND WARRANTIES OF STURM ARENA

          As an inducement to LDA to enter into this Agreement, Sturm Arena represents, warrants and covenants to LDA, that the following matters are true and correct as of the Effective Date and as of the Closing Date unless limited to a specific date.

          6A.1 Organization and Standing. Sturm Arena is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and will be duly registered in and authorized by the State of Colorado to transact business in the State of Colorado as of the Closing Date.

          6A.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Sturm Arena, and no other limited liability company proceedings or action on the part of Sturm Arena are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          6A.3 Binding Effect. This Agreement constitutes a legal, valid and binding obligation of Sturm Arena, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          6A.4 Governmental Authorization. The execution, delivery and performance by Sturm Arena of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in Section 6.2.

          6A.5 Non-Contravention. The execution, delivery and performance by Sturm Arena of this Agreement do not and will not (a) contravene or conflict with any Organizational Document of Sturm Arena, (b) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to Sturm Arena, or (c) constitute a default under any Contract, agreement or other commitment to which Sturm Arena is a party or by which it is bound.

          6A.6 Advisory Fees. Except as set forth in Section 6.5, Sturm Arena has not retained or authorized any investment banker, broker, finder or other intermediary or advisor to act on behalf of Sturm Arena or any of its Affiliates in connection with the transactions contemplated by this Agreement. Purchasers shall be solely responsible for all fees, commissions, costs and expenses due to Morgan.

          6A.7 No Other Representations or Warranties. LDA acknowledges that the Purchasers and the Principals have not made and do not make, and LDA has not relied on, any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Article VI-A.

          6A.8 Financial Matters. Purchasers have, or at Closing will have, sufficient funds available to consummate the transactions contemplated by this Agreement.

          6A.9 Securities Matters.

          (a) The LDA Ascent Arena Company Membership Interest is being acquired for Sturm Arena's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

          (b) Sturm Arena understands that the LDA Ascent Arena Company Membership Interest has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, that LDA has no present intention of registering the LDA Ascent Arena Company Membership Interest, that the LDA Ascent Arena Company Membership Interest must be held by Sturm Arena indefinitely, and that Sturm Arena must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

          (c) During the negotiation of the transactions contemplated herein, Sturm Arena and its representatives have been furnished with and have had access to such information as Sturm Arena has considered necessary to make a determination as to the purchase of the LDA Ascent Arena Company Membership Interest, has been afforded an opportunity to ask such questions of LDA and the Purchased Entities' officers, employees and representatives concerning the Purchased Entities' business, operations, financial condition, assets, liabilities and other relevant matters as it has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein.

          (d) Sturm Arena and its representatives have been solely responsible for Sturm Arena's own due diligence investigation of the Purchased Entities and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, Sturm Arena has acted solely in its own interest, and Sturm Arena (or any of its agents or employees) has not acted as an agent of LDA.

          (e) Sturm Arena (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of Sturm Arena's prospective investment in the LDA Ascent Arena Company Membership Interest; (ii) has the ability to bear the economic risks of its prospective investment, including a complete loss of Sturm Arena's investment in the LDA Ascent Arena Company Membership Interest; and (iii) has not been offered the LDA Ascent Arena Company Membership Interest by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

          6A.10    Beneficial Ownership.

          (a) The Principals and the amount of such interests each such Principal "beneficially owns," are set forth on Schedule 6.7(a) attached hereto. No other Person not listed on Schedule 6.7(a) has or will have as of the Closing Date any right, contract, agreement, arrangement or understanding with respect to any interests in the Purchasers.

          (b) The Purchasers and the Principals understand and acknowledge that each of the City, the NBA and the NHL have various requirements regarding the suitability of owners of, respectively, the Arena Company, an NBA franchise and an NHL franchise, and the Purchasers and the Principals are familiar with such requirements. To the Knowledge of Purchasers and the Principals, no Person listed on Schedule 6.7(a) has: (i) ever had a petition under the Federal bankruptcy laws or any state bankruptcy or insolvency laws filed by or against such Person or any partnership in which such Person was a general partner at the time of or within two years prior to such filing, any limited liability company in which such Person was a member at the time of or within two years prior to such filing, or any corporation or business association of which such Person was an executive officer or director at the time of or within two years prior to such filing; (ii) has been convicted in a criminal proceeding or been named subject of a pending criminal proceeding (excluding minor traffic violations or other minor offenses); (iii) been the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated, of any Governmental Authority, permanently or temporarily enjoining such Person from, or otherwise, limiting such Person from, engaging in any type of business activity; (iv) ever had any ties to or relationships with organized crime or any Persons involved in organized crime, or (v) engaged in any illegal, unethical or inappropriate conduct that could reasonably be expected to serve as a basis for any of the City, the NBA or the NHL to not approve Purchasers or any Principals as an owner of, respectively, the Arena Company, the Nuggets or the Avalanche. Additionally, each of the Principals has a net worth and financial liquidity that are reasonably expected to meet the requirements of the City, the NBA and the NHL.

                                 ARTICLE VII.


                             CONDITIONS TO CLOSING


      7.1 Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the Closing are subject to the satisfaction, or waiver by Purchasers, of each of the following conditions:

      (a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at Closing.

      (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for those representations and warranties which are made as of a specific date, which shall be true and correct as of such date, and except for
(i) the representations and warranties in subsections (a)(ix)(A), (E), (F), (G) and (b)(viii)(A), (B), (C), (D) and (E) of Section 5.11 which are not conditions to Closing, (ii) the representations and warranties in subsection 5.12(a), which shall be true and correct in all material respects as of August 12, 1999; provided, however, that if the representations and warranties in subsection 5.12(a) are not true and correct in all material respects as of the Closing Date as a result of any breach by the Seller under this Agreement then the closing condition set forth in this subsection 7.1(b) shall not be satisfied.

      (c) Seller shall have delivered to Purchasers a certificate signed by an authorized officer stating that, as of the Closing Date, the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

      (d) No temporary restraining order, preliminary or permanent injunction, stay, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority prohibiting the consummation of the Closing shall be in effect.

      (e) An opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Seller, and the General Counsel of Seller, substantially in the form set forth in Exhibit E, shall have been delivered to Purchasers.

      (f) All material Sports Entities Required Governmental Approvals shall have been obtained without the imposition of any conditions that would result in a Material Adverse

Effect. All such Sports Entities Required Governmental Approvals shall be in effect, all applicable waiting periods with respect to such Sports Entities Required Governmental Approvals shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Sports Entities Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Sports Entities Required Governmental Approvals are in full force and effect as of the Closing.

      (g) All Sports Entities Required Contractual Consents shall have been obtained without the imposition of any conditions that would constitute a Material Adverse Effect. All such Sports Entities Required Contractual Consents shall be effective, and all conditions and requirements prescribed by any such Sports Entities Required Contractual Consent to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Sports Entities Required Contractual Consents are effective and enforceable, except as would not constitute a Material Adverse Effect.

      (h) The written consent of the NBA and the NHL to the sale of the LLC-I Membership Interests (if required), the membership interests of Avalanche LLC and of the AEG Nuggets LP Partnership Interests pursuant to this Agreement shall have been obtained on customary or otherwise reasonable terms and conditions, which may include terms and conditions similar to those included in the existing Consent Agreements of the Avalanche, the existing Agreement and Undertaking of the Nuggets and otherwise consistent with conditions imposed on former American Basketball Association teams. Each of Sturm Sports and Sturm Nuggets shall have received satisfactory assurance, either through written confirmation from the NBA that league approval was obtained at a meeting of the NBA's board of governors, or by a unanimous authorization by the NBA Member Teams, the NBA, or otherwise in accordance with such league's Organization Documents, to the transfer of the Nuggets to each of Sturm Sports and Sturm Nuggets.

      (i) The City Consent shall have been obtained without the imposition of any conditions that would result in a Material Adverse Effect.

      (j) If compliance with the HSR Act is required, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      (k) Purchasers must have received a certificate from the Architect in the form of the certificate delivered by the Architect in connection with the closing of the Indenture.

      (l) Purchasers must have received (i) a "date-down" endorsement, in form and substance reasonably satisfactory to Purchasers, to the existing title insurance policy covering the Arena Land, and (ii) an extended coverage title insurance policy covering the Development Property.

      (m) Purchasers must have received evidence satisfactory to it that all Liabilities of any Purchased Entity to Seller have been forgiven and discharged, excluding only the Ascent Entertainment Assignment and $2.25 million payable to AEG from Pepsi (as disclosed in Schedule 3.6).

      (n) Purchasers must have received current certificates of good standing from the Delaware Secretary of State with regard to AEG, LLC-I, Nuggets LP, LLC-II, and Denver Arena Trust.

      (o) Purchasers must have received current certificates of good standing from the Colorado Secretary of State with regard to Ascent Arena Company, Arena Operating Company, Avalanche LLC and the Nevada Secretary of State with regard to Mountain Mobile.

      (p) Purchasers must have received a copy of the independent public accountants' report submitted on May 31, 1999, pursuant to the Sale and Servicing Agreement, and such report must state that such accountants have performed certain procedures in connection with Ascent Arena Company's compliance with respect to its servicing obligations under the Sale and Servicing Agreement and identify results of such procedures and including any exceptions and notes.

      (q) All documents required to be delivered under Article IV must have been delivered.

      (r) LDA shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by LDA prior to or at Closing.

      (s) All of the representations and warranties of LDA contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for those representations and warranties which are made as of a specific date, which shall be true and correct as of such date.

      (t) LDA shall have delivered to Purchasers a certificate signed by an authorized officer stating that, as of the Closing Date, the conditions set forth in Section 7.1(r) and 7.1(s) have been satisfied.

      7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction, or waiver by Seller, of each of the following conditions:

      (a) Purchasers must have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchasers prior to or at Closing.

      (b) The representations and warranties of Purchasers contained in this Agreement must be true and correct in all material respects as of the Closing Date.

      (c) No temporary restraining order, preliminary or permanent injunction, stay, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority prohibiting the consummation of the Closing shall be in effect.

      (d) The NBA shall have released AEG from any guaranty of Nuggets LP's obligations under the Agreement and Undertaking, dated as of June 27, 1997, between the NBA, Seller and Nuggets LP.

      (e) The NHL shall have released AEG from any guaranty of Avalanche LLC's obligations under the Consent Agreements, dated as of July 1, 1995 and June 27, 1997, between the NHL, Seller, and Avalanche LLC.

      (f) AEG shall have been released from its guaranty to the City of performance by Ascent Arena Company, Nuggets LP and Avalanche LLC pursuant to the Arena Agreement.

      (g) Purchasers shall have acknowledged in writing that all Liabilities of AEG to any Purchased Entity shall have been forgiven and discharged, excluding only the Liabilities created by this Agreement.

      (h) All material Sports Entities Required Governmental Approvals shall have been obtained without the imposition of any conditions that would result in a Material Adverse Effect. All such Sports Entities Required Governmental Approvals shall be in effect, all applicable waiting periods with respect to such Sports Entities Required Governmental Approvals shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Sports Entities Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Sports Entities Required Governmental Approvals are in full force and effect as of the Closing.

      (i) All Sports Entities Required Contractual Consents shall have been obtained without the imposition of any conditions that would constitute a Material Adverse Effect. All such Sports Entities Required Contractual Consents shall be in effect, all conditions and requirements prescribed by any such Sports Entities Required Contractual Consent to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Sports Entities Required Contractual Consents are effective and enforceable, except as would not constitute a Material Adverse Effect.

      (j) The written consent of the NBA and the NHL to the sale of the LLC-I Membership Interests (if required), the membership interests of Avalanche LLC and of the AEG Nuggets LP Partnership Interests pursuant to this Agreement shall have been obtained on customary or otherwise reasonable terms and conditions, which may include terms and conditions similar to those included in the existing Consent Agreements of the Avalanche, the existing Agreement and Undertaking of the Nuggets and otherwise consistent with conditions imposed on former American Basketball Association teams.

      (k) The City Consent shall have been obtained without the imposition of any conditions that would result in a Material Adverse Effect.

      (l) If compliance with the HSR Act is required the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      7.3 Conditions to Obligation of LDA. The obligation of LDA to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction, or waiver by LDA, of each of the following conditions:

      (a) Sturm Arena shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Sturm Arena in connection with the purchase and sale of LDA's Ascent Arena Company Membership Interest prior to or at Closing.

      (b)  All of the representations and warranties of Sturm Arena contained in
Article VI-A of this Agreement shall be true and correct in all material respects as of the Closing Date.

      (c) Sturm Arena shall have delivered to LDA a certificate signed by an authorized officer stating that, as of the Closing Date, the conditions set forth in Section 7.3(a) and 7.3(b) have been satisfied.

      (d) No temporary restraining order, preliminary or permanent injunction, stay, cease or desist order or other order issued by any court of competent jurisdiction or any Governmental Authority prohibiting the consummation of the Closing shall be in effect.

      (e) All conditions to the obligation of Seller and Purchasers to consummate the transactions contemplated by this Agreement shall have been satisfied or, to the extent that such waiver would not have a material adverse effect on LDA or any Affiliate of LDA, waived.

                                 ARTICLE VIII.


                    INDEMNIFICATION AND DISPUTE RESOLUTION


      8.1  Indemnification of Purchasers by Seller.

      (a) From and after the Closing Date, subject to the limitations on indemnification contained in this Article VIII, Purchasers and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnitee") shall be indemnified and held harmless by Seller for any and all Damages, Liabilities, claims, demands, actions, causes of action, and assessments actually suffered or incurred by them (including, without limitation, any Proceeding brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

           (i) the breach of any representation or warranty made by Seller contained in this Agreement (other than representations and warranties in Section 5.11, which shall be separately addressed in Section 10.5(d)), unless waived by Purchasers (with Purchasers being deemed to have waived if Purchasers had actual knowledge of such breach and nonetheless chose to consummate the transactions contemplated hereby);

           (ii) the breach of any covenant or agreement by Seller contained in this Agreement (other than covenants or agreements in Section 10.5, which shall be separately addressed in Section 10.5), unless waived by Purchasers (with Purchasers being deemed to have waived if Purchasers have actual knowledge of such breach and nonetheless chose to consummate the transactions contemplated hereby).

      (b) Notwithstanding any other provisions of this Section 8.1 and except as otherwise set forth herein, Seller shall not be required to make any indemnification payment for Losses unless and until the aggregate amount of all Losses arising under Section 8.1 exceed $1,500,000 with respect to Avalanche LLC and $3,500,000 with respect to Nuggets LP, Ascent Sports, the Development Property, Mountain Mobile and the Ascent Arena Entities, taken as a whole, (each, a "Basket"), at which point Seller shall indemnify the Purchaser Indemnitees for all Losses in excess of the Basket; provided, however, that (i) only individual claims in excess of $50,000 will be counted toward the Basket amounts, and (ii) Purchasers shall not be entitled to indemnification hereunder for any claims under $50,000, whether or not the Basket has been exceeded. Except as otherwise set forth herein, the maximum aggregate liability of Seller to all Purchaser Indemnitees for all Losses shall be limited to $13,500,000 with respect to the Avalanche, and $31,500,000 with respect to Nuggets LP, Ascent Sports, the Development Property, Mountain Mobile and the Ascent Arena Entities. No claim for indemnification for a Loss arising under this Section 8.1 may be brought after the expiration of the applicable period set forth in Section
11.11. If written notice of a claim has been given prior to the expiration of the applicable survival period set forth in Section 11.11, then the relevant representations and warranties shall survive solely as to such claim until the claim has been finally resolved.

      8.2 Indemnification of Seller. From and after the Closing Date, Seller and each of its respective Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnitee") shall be indemnified and held harmless by Purchasers for any Loss arising out of or resulting from:

      (a) the breach of any representation or warranty made by Purchasers contained in this Agreement; or

      (b) the breach of any covenant or agreement by Purchasers contained in this Agreement.

      8.3  Indemnification by LDA of Sturm Arena     .

      (a) From and after the Closing Date, subject to the limitations on indemnification contained in this Section 8.3, Sturm Arena and each of its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Sturm Arena Indemnitee") shall be indemnified and held harmless by LDA for any and all Losses arising out of or resulting from the breach of any representation or warranty made by LDA contained in this Agreement, unless

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

waived by Sturm Arena (with Sturm Arena being deemed to have waived if Sturm Arena had actual knowledge of such breach and nonetheless chose to consummate the transactions contemplated hereby).

      (b) Notwithstanding any other provision of this Section 8.3 and except as otherwise set forth herein, LDA shall not be required to make any indemnification payment for Losses unless and until the aggregate amount of all Losses arising under this Section 8.3 exceeds $100,000 (the "LDA Basket"), at which point LDA shall only indemnify Sturm Arena Indemnitees for all Losses in excess of the LDA Basket; provided, however, that (i) only individual claims in excess of $50,000 will be counted toward the LDA Basket amounts, and (ii) the Sturm Arena Indemnitees shall not be entitled to indemnification hereunder for any claims under $50,000, whether or not the LDA Basket has been exceeded. Except as otherwise set forth herein, the maximum aggregate liability of LDA shall be limited to $1,000,000 to all Sturm Arena Indemnitees for all Losses. No claim for indemnification for a Loss arising under this Section 8.3 may be brought after the expiration of the applicable period set forth in Section
11.11. If written notice of a claim has been given prior to the expiration of the applicable survival period set forth is Section 11.11, then the relevant representation and warranties shall survive solely as to such claim until the claim as been finally resolved.

      8.4 Indemnification of LDA. From and after the Closing Date, LDA and each of its Affiliates, officers, directors, employees, agents, successors and assigns (each an "LDA Indemnitee") shall be indemnified and held harmless by Purchasers for any Loss arising out of or resulting from the breach of any representation or warranty made by Sturm Arena contained in this Agreement.

      8.5 Procedures for Third-Party Claims. Promptly after the receipt by a Purchaser Indemnitee, a Seller Indemnitee, a Sturm Arena Indemnitee or an LDA Indemnitee (any such entity, an "Indemnified Party") of a notice of any claim, action, suit or proceeding by any third party that may be subject to indemnification hereunder, such Indemnified Party shall give written notice of such claim to the indemnifying party (the "Indemnifying Party"), stating the nature and basis of the claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice of claim to give written notice of dispute of the claim to the Indemnified Party. If the Indemnified Party does not receive written notice of the dispute within such 30-day period, the amount of such Loss shall be conclusively deemed a liability of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third party claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the third party claim that the Indemnifying Party will indemnify the Indemnified Party from the Losses the Indemnified Party may suffer relating to the third party claim, and (b) the third party claim involves only money damages and does not seek an injunction or other equitable relief. So long as the Indemnifying Party is conducting the defense of the third party claim, (a) the Indemnified Party may retain separate co-counsel at its sole cost

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

and expense and participate in the defense of the third party claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably). The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party shall have assumed the defense, such party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

          8.6 Procedures for Non-Third Party Claims. The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter giving rise to the claim of indemnity pursuant hereto. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of any such notice to give written notice of dispute of the claim to the Indemnified Party. If the Indemnified Party does not receive written notice of dispute within such 30-day period, the amount of such Loss shall be conclusively deemed a liability of the Indemnifying Party. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and otherwise resolving such matters. Such assistance and cooperation will include, but not be limited to, providing access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters, furnishing employees to assist in the investigation, and providing legal and business assistance with respect to such matters.

          8.7 Dispute Resolution. After the Closing Date, if the applicable parties are unable to resolve any dispute as to whether a claim is subject to indemnification hereunder or, with respect to non-third party claims for indemnification, the amount thereof, the exclusive method for resolving such dispute shall be binding, non-appealable arbitration under the Commercial Arbitration Rules, but not under the administration, of the American Arbitration Association. The party seeking indemnification and the party from whom indemnification is being sought may agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon, a panel of three arbitrators shall be named. One arbitrator shall be selected by the party seeking indemnification and one shall be selected by the party from whom indemnification is being sought. A knowledgeable, disinterested and impartial arbitrator shall be selected by the two arbitrators so appointed by such parties. If the arbitrators previously appointed by such parties cannot agree upon the third arbitrator within 10 calendar days, then such parties may apply to any judge in any court sitting in Colorado for appointment of the third arbitrator. The decision of the arbitrator(s) shall be rendered within 60 days after the date of the selection of the arbitrator(s) or within such period as such parties may otherwise agree. The arbitral award shall be in writing and include an award of costs, including reasonable attorneys' fees and disbursements. If the award does not apportion costs, (a) each such party shall be responsible for the expenses incurred by the arbitrator appointed by such party and the expenses, fees, and costs of the third arbitrator shall be borne 50% by each of such parties, and (b) in the event that a single arbitrator is selected, the expenses of that arbitrator will borne 50% by each of such parties. Any such party may apply to any court to enforce the decision of the arbitrator(s).

                                  ARTICLE IX.


                                  TERMINATION


          9.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of Seller and Purchasers.

          9.2 Default by Seller. This Agreement may be terminated by Purchasers prior to the Closing at any time following the expiration of 10 days from the date that Purchasers have given written notice to Seller that there shall have been a misrepresentation or breach by Seller with respect to any representation, warranty or obligation of Seller in this Agreement which would entitle the Purchasers not to consummate the transactions contemplated by this Agreement, and such misrepresentation or breach cannot be cured by October 31, 1999 (the "Drop Dead Date").

          9.3 Default by Purchasers. This Agreement may be terminated by Seller prior to the Closing at any time following the expiration of 10 days from the date that Seller has given written notice to Purchasers that there shall have been a misrepresentation or breach by Purchasers with respect to any representation, warranty or obligation of Purchasers in this Agreement which would entitle Seller not to consummate the transactions contemplated by this Agreement, and such misrepresentation or breach cannot be cured by the Drop Dead Date.

          9.4 Failure to Close. This Agreement may be terminated by Purchasers or Seller if the Closing shall not have been consummated by the Drop Dead Date; provided, however, that neither Seller nor Purchasers may terminate this Agreement pursuant to this Section 9.4 if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement.

          9.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement forthwith shall become void and of no further force or effect, and no party hereto shall have any liability or obligation hereunder, except that any such termination shall not affect (i) the provisions of Sections 10.7 (Publicity) and 10.8 (Costs and Expenses), and the Confidentiality Agreement dated June 25, 1999, between AEG and Donald L. Sturm, all of which shall survive any such termination, (ii) the rights and remedies available to a party as a result of any willful breach of any provisions of this Agreement and (iii) the obligations of Seller and Purchasers to pay Transfer Taxes, if any, pursuant to Section 10.5(c).

                                  ARTICLE X.


                               OTHER AGREEMENTS


          10.1 Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Purchasers will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Seller, Purchasers and LDA agree, subject to the satisfaction of the conditions contained in this Agreement, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          10.2 Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Sports Entities Contract, Arena Contract or other Contract binding upon any Purchased Entity is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, as may be required or authorized under the HSR Act.

          10.3 Administration of Accounts. All payments and reimbursements made by any third party to Seller in the name of or to any of the Purchased Entities, the Pepsi Center, the Arena Land, the Development Property, the Nuggets or the Avalanche after the Closing Date shall be held by Seller in trust for the benefit of Sturm Sports or Sturm Arena, as the case may be, and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to Sturm Sports or Sturm Arena, as the case may be, the amount of such payment or reimbursement without right of set off.

          10.4 Guarantee of Performance. The obligations of the Purchasers to acquire the Equity Interests and of Sturm Arena to acquire the LDA Ascent Arena Company Membership Interest will be personally guaranteed by Donald L. Sturm.

          10.5  Taxes.

          (a)   Pre-Closing Matters.

                (i) Seller shall cause any tax-sharing agreements, tax indemnity agreements, tax allocation agreements, or similar agreements with respect to a Purchased Entity or a Corporate Entity, and any power of attorney with respect to Tax matters of a Purchased Entity or a Corporate Entity, to be terminated on or prior to the Closing Date so that from and after the Closing Date the Purchased Entities and Corporate Entities shall not be bound thereby nor have any liability thereunder.

           (ii) No material new elections with respect to Taxes nor any material changes in current elections with respect to Taxes affecting any Purchased Entity or a Corporate Entity shall be made after the date of this Agreement without the prior written consent of Purchaser.

           (iii) Prior to Closing, Seller shall provide Purchasers with a clearance certificate or similar document that may be required by any state taxing authority in order to relieve Purchasers of any obligation to withhold any portion of the purchase price with respect to any of the Purchased Entities or Corporate Entities.

           (iv) Seller shall deliver to Purchasers at Closing a "Certificate of Nonforeign Status" under Section 1445 of the Code in a form reasonably satisfactory to Purchasers.

           (v)     Each Partnership Entity has or will have an election under
Section 754 of the Code in effect for the tax year that includes the Closing Date. The tax matters partner for each Partnership Entity shall resign effective on or before the Closing Date.

           (vi) Seller shall cooperate with Purchasers with respect to structure matters relating to Tax efficiencies prior to Closing.

           (vii) Prior to the Closing, Seller shall pay all Non-Income Taxes of each Purchased Entity and Corporate Entity no later than five business days after such Non-Income Taxes are due.

           (viii) Seller agrees that the amount of Non-Income Taxes of the Purchased Entities and Corporate Entities allocable to any Pre-Closing Period (determined in the same manner as the determination of Income Taxes allocable to a Pre-Closing Period under Section 10.5(b)(i)) that are unpaid as of Closing shall not exceed $650,000.

      (b)  Allocation of Taxes for Pre-Closing and Post-Closing Periods.
           ------------------------------------------------------------
           (i) Seller shall pay all Income Taxes of each Purchased Entity and Corporate Entity allocable to any Pre-Closing Period whether such Income Taxes are due before or after Closing and all Income Taxes specifically attributable to a Corporate Entity ceasing to be a member of Seller's consolidated group (which shall include, without limitation, any income from an intercompany transaction described in Treasury Regulation (S) 1.1502-13 or with respect to any excess loss account described in Treasury Regulation (S) 1.1502-19 or pursuant to any comparable provisions of state, local or foreign tax law). Subject to the provisions below, the Income Taxes allocable to a Pre-Closing Period shall be determined on the accrual accounting method and on the basis of a closing of the books of each Purchased Entity and Corporate Entity as of the end of the Closing Date. Income Taxes allocable to a Pre-Closing Period shall include all Income Taxes with respect to income, gain or loss from the sale of the interests in the

Partnership Entities and the sale of the interests in the Development Land and the Arena Land by the Corporate Entities pursuant to this Agreement and any Income Taxes related to the mergers of Ascent Sports and Ascent Development Corp. as described in Section 11.13. The Income Taxes attributable to a Purchased Entity's or Corporate Entity's direct and indirect interest in any Tax Partnerships shall be determined by a closing of the books of each Tax Partnership as of the end of the Closing Date, and all Income Taxes attributable to the operations and activities of a Tax Partnership through the end of the Closing Date using the accrual accounting method shall be considered Income Taxes of the Purchased Entity or Corporate Entity allocable to a Pre-Closing Period.

           (ii) For federal income tax purposes, Seller shall include all income of each Corporate Entity for all Pre-Closing Periods beginning on or after July 1, 1997 in the consolidated federal income tax returns of Seller's consolidated group and shall pay any Taxes attributable to such income. Any position on such returns that relates to a Corporate Entity shall comply with the Return Preparation Standard. Purchasers shall prepare and deliver to Seller within 45 days after Closing books and working papers (prepared on a GAAP basis) that demonstrate the operations, activities and income of each Purchased Entity and Corporate Entity for the period ending on the Closing Date. Seller shall prepare and deliver to Purchasers within 30 days after the receipt of the books and working papers described in the preceding sentence, a statement prepared on a tax basis reflecting the operations, activities and income of each Purchased Entity and Corporate Entity for the period ending on the Closing Date.

       (c) Transfer Taxes. Purchasers shall pay 100% of any sales, use, transfer, stamp, documentary or other similar Taxes and any recording and filing fees (collectively "Transfer Taxes"), with respect to the transactions hereunder (including the steps taken by Seller pursuant to Section 11.13) , except that Seller shall pay any Transfer Taxes that are solely and directly attributable to the transfer from AEG to HC of a portion of the AEG Nuggets LP Partnership Interest and the AEG Avalanche Membership Interest, and Purchasers shall prepare all Returns with respect to such Transfer Taxes , except that Seller shall prepare all Returns with respect to the Transfer Taxes for which Seller is responsible under this Section 10.5(c), and the Party required to file such Returns shall timely file such Returns.

      (d)  Indemnification.

           (i) Seller shall indemnify, and hold harmless the Purchasers, each Purchased Entity and their Affiliates from and against (without duplication) any Loss incurred by Purchasers, any Purchased Entity, or any
Affiliates:

                   (A) With respect to any Income Taxes of a Purchased Entity or Corporate Entity attributable to a Pre-Closing Period taking into account the provisions of Section 10.5(b)(i) but excluding any Income Taxes described in
Section 10.5(d)(ii)(B) or (d)(ii)(C);

                   (B) With respect to any Income Taxes specifically attributable to a Corporate Entity leaving Seller's consolidated group (which shall include without limitation any deferred intercompany gain under Treasury Regulation (S) 1.1502-13 and income with respect to an excess loss account under Treasury Regulation (S) 1.1502-19, or pursuant to any comparable provision of state, local or foreign tax law);

                   (C) With respect to any liability of a Purchased Entity or Corporate Entity for any Pre-Closing Period for the Taxes of any other person (other than another Purchased Entity or Corporate Entity ) as a transferee, a successor, by contract, pursuant to Treasury Regulation (S) 1.1502-6, or otherwise;

                   (D) With respect to any Transfer Taxes that are the obligation of Seller under Section 10.5(c);

                   (E) With respect to any loss resulting from the breach of any of the representations, warranties, covenants or agreements set forth in Sections 5.2(e)(iii), 5.11 or 10.5 (with such breach determined as if there were no qualifier as to materiality with respect to any such representation or warranty that relates to Income Taxes).

           (ii) Purchasers shall indemnify and hold harmless Seller and its respective Affiliates from and against (without duplication) any Loss incurred by Seller or its Affiliates:

                   (A) With respect to any Taxes of a Purchased Entity attributable to a Post-Closing Period;

                   (B) With respect to any Taxes resulting from transactions or actions taken by a Purchased Entity that occur on the Closing Date but after the Closing and that are not in the ordinary course of business;

                   (C) With respect to any Taxes resulting from an actual or deemed election by Purchaser under Section 338 of the Code (or any similar provisions of state law or the law of any other taxing jurisdiction) with respect to any of the Purchased Entities in connection with any of the transactions contemplated by this Agreement;

                   (D) With respect to any Transfer Taxes that are the obligation of Purchasers under Section 10.5(c); and

                   (E) With respect to any loss resulting from the breach of any of the representations, warranties, covenants or agreements set forth in this Section 10.5.

           (iii) Any indemnity payments made between the parties shall be treated as an adjustment to the Purchase Price.

      (e)  Preparation of Returns.

           (i) All Returns for a Purchased Entity or Corporate Entity (other than Mountain Mobile) with respect to any Pre-Closing Period that are to be filed after the date of this Agreement and before the Closing Date shall be prepared and filed by Seller and Seller shall pay all taxes due on those Returns. Any federal consolidated income tax return and any state consolidated, unitary or combined income tax return that includes a Corporate Entity with respect to any Pre-Closing Period and that is to be filed after the Closing Date shall be prepared and filed by Seller and Seller shall pay all Taxes shown as due on those Returns. If any amount shown as due on those Returns is the obligation of Purchasers under Section 10.5(d)(ii), Purchasers shall pay such amount to Seller at least five business days prior to the filing of such Returns. The Returns described above shall be prepared in accordance with the Return Preparation Standard insofar as such Returns relate to a Purchased Entity (other than Mountain Mobile). Seller shall provide Purchaser with a copy of each such Return (and supporting schedules) in the form proposed to be filed by Seller (a "Proposed Return") at least 30 days in advance of the due date for such Return. Purchaser and its authorized representatives shall have the right to review and comment on the Proposed Return and Seller shall make any changes reasonably requested by Purchaser in order to caused the Proposed Return to comply with the Return Preparation Standard. Neither Seller nor any affiliate shall file any amended Return or claim for Tax refund with respect to any Purchased Entity with respect to any Pre-Closing Period, without the consent of Purchaser, if the requested adjustment would increase the Tax liability of Purchaser for any period unless Seller or the affiliate, as the case may be, agrees to indemnify Purchaser for the full cost of such increased Tax liability of Purchaser.

           (ii) Except for state and federal income Tax Returns described in paragraph (i) above, all Returns with respect to a Purchased Entity or Corporate Entity that are to be filed after the Closing Date shall be prepared and filed by Purchasers. With respect to any Pre-Closing Period such Returns shall be prepared in accordance with the Return Preparation Standard. Seller shall pay to Purchaser any amounts shown as due on those Returns that is the obligation of Seller under Section 10.5(d)(i) and such payment by Seller shall be made at least five business days prior to the filing of the respective Return. Purchaser shall pay any amount shown as due on such Returns that is not to be paid by Seller as provided above. With respect to any Return described in this paragraph
(ii) that includes a Purchased Entity or Corporate Entity for a Pre-Closing
Period: (A) Purchaser shall provide Seller with a copy of that Return (and supporting schedules) in the form proposed to be filed by Purchaser at least 30 days in advance of the due date of such Return; and (B) Seller and its authorized representatives shall have the right to review and comment on such Return prior to filing to the extent it relates to a Purchased Entity or Corporate Entity for a Pre-Closing Period and Purchaser shall make any changes reasonably requested by Seller in order to cause such Return to comply with the Return Preparation Standard for any Pre-Closing Period.

           (iii) Seller on the one hand, and Purchasers on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records and accounting work papers) relating to a Purchased Entity or Corporate Entity as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

     (f) Notification of Proceedings. In the event that Purchasers receive written notice of any Tax matter with respect to a Purchased Entity or Corporate Entity that could affect Seller, or Seller receives written notice of any Tax matter with respect to a Purchased Entity or

Corporate Entity that could affect Purchasers, the party receiving such written notice shall notify in writing the potentially affected party within seven calendar days thereof. The failure of any party to give the notice required by this Section 10.5(f) shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

     (g)   Cooperation.

           (i) After the Closing, Seller and Purchasers shall, each at its own expense, cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Return, refund claim or Tax controversy matter with respect to any Purchased Entity or Corporate Entity or its activities. Such cooperation shall include making available any information, records and documents in their possession or under their control related to any Purchased Entity or Corporate Entity that is relevant to the preparation or audit of any Return, refund claim or Tax controversy matter with respect to any Purchased Entity or Corporate Entity or its activities. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Return, refund claims, tax audits, tax claims or tax litigation or as required by law.

           (ii) Seller shall have the right to control, at its expense, any Tax Proceeding (as defined below) to the extent such proceeding relates to any Tax issue that could give rise to a liability of Sellers to Purchasers under
Section 10.5(d)(i) (a "Liability Issue"). Seller shall furnish to Purchasers copies of any inquiries or requests for information from any taxing authority concerning any Liability Issue. Purchasers shall have the right to consult with Seller regarding any response to such requests. Seller shall provide to Purchaser copies of all written communications and documents submitted to any taxing authority with respect to a Liability Issue. Seller and Purchasers, as the case may be, shall each furnish to the other, promptly after receipt, a copy of all information document requests, notices of proposed adjustment, revenue agent's reports or similar reports or notices of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports, relating to any Liability Issue.

           (iii) Subject to the provisions of subparagraph (ii) above, Purchasers shall have complete control over the handling, disposition and settlement of any Tax controversy with respect to a Purchased Entity or Corporate Entity, including, without limitation, any administrative, judicial or other proceeding in connection with any Tax controversy (a "Tax Proceeding"). In the event that a Purchaser or a Purchased Entity is required to pay any Tax, file any bond or pay any other amount in order to undertake a Tax Proceeding with respect to any Taxes for which Seller is liable under Section 10.5(d)(i), Seller shall advance such amounts to Purchasers or the Purchased Entity no later than three business days before such payment is required to be made, without interest and until a final determination with respect to such Taxes has occurred, the amount required to be paid by the Purchasers or the Purchased Entity. Within three business days of the receipt by Purchasers or the Purchased Entity of a refund of any amount advanced to it by Seller (including any related interest amount received by the

Purchasers or the Purchased Entity), Purchasers shall pay such refunded amount to Seller net of any Tax cost incurred by the Purchased Entity as a result of such refund.

      (h) Record Retention. Seller and Purchaser shall retain and provide to each other upon reasonable request any records or other information (including accounting work papers) that is in their possession or readily obtainable and may be relevant to any Return, audit or examination, proceeding, or determination that affects any amount required to be shown on any Return of a Purchased Entity or Corporate Entity for any period. Without limiting the generality of the foregoing, Seller and Purchaser shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work papers, and other records or information that may be relevant to such Returns of a Purchased Entity or Corporate Entity and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      (i) Tax Adjustment for Payments. The amount of any payments required to be made under this Section 10.5 shall be reduced by the amount of any tax benefit (including by refund or by reduction of or offset against Taxes otherwise payable) actually received by the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought to the extent the recipient would not have otherwise received such tax benefit. Each party shall notify the other of such receipt of any such tax benefits.

      (j) For federal income tax purposes, Seller and Purchasers shall treat the purchase of 100% of the membership interests in LLC-I and LLC-II as of the purchase of the assets of LLC-I and LLC-II pursuant to Revenue Ruling 99-5.

      (k) For all purposes (including tax, accounting and state corporate law purposes) Seller and Purchasers shall treat HC (a wholly owned subsidiary of
AEG) as the only shareholder of Ascent Development Corp. and of Ascent Sports at the time of the mergers of those two corporations as described in Section 11.13, shall treat HC as the distributee of all liquidating distributions by the liquidated corporations and shall treat the liquidations as occurring prior to the Closing.

      10.6 Employee Benefit Plans.

      (a) This Section 10.6 contains the covenants and agreements of the parties with respect to the employee benefits and employee benefit plans provided or covering the employees of the Purchased Entities. Nothing herein expressed or implied confers upon any such employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 10.6.

      (b) Purchasers agree to cause the Purchased Entities Employee Plans to be maintained substantially in accordance with their current terms and conditions, except to the extent any change may be required by Applicable Law, through the first anniversary of the Closing Date, provided, however, that the health insurance arrangement covering the employees of the Purchased Entities may be changed subsequent to the Closing Date and prior to the first anniversary of the Closing Date in a manner substantially the same as that currently contemplated by the Purchased Entities.

      (c) Purchasers agree to cause to be made available on and after the Closing Date to employees of the Purchased Entities on the Closing Date who participate in Seller's 401(k) Plan ("Seller's 401(k) Plan") a 401(k) plan sponsored by Ascent Sports (the "Ascent Sports 401(k) Plan"). The Ascent Sports 401(k) Plan shall, through the first anniversary of the Closing Date, provide benefits, and contain terms and provisions, substantially the same as provided under the Seller's 401(k) Plan. The Ascent Sports 401(k) Plan shall accept direct and indirect rollovers of such Employees' account balances in the Seller's 401(k) Plan, including direct rollovers of any outstanding employee loans under Seller's 401(k) Plan in kind. Seller and Purchasers agree to cooperate with respect to the transfer of employee account balances and to make any necessary filings with governmental agencies with respect thereto.

      (d) Each welfare plan (within the meaning of Section 3(1) of ERISA) or policy maintained or sponsored by the Purchased Entities in which any employees of the Purchased Entities who currently participate in welfare plans maintained by the Seller will be eligible to participate in shall (i) permit such employees to enroll in such plans effective upon the Closing Date, subject to satisfaction of any eligibility requirements but without regard to any waiting periods, (ii) waive any pre-existing condition limitation or exclusion and (iii) credit all payments made for health care expenses during the current plan year of Seller's plans for purposes of satisfying deductible, co-insurance and maximum out-of-pocket provisions for the balance of the current plan year of the Purchased Entities' plans.

      (e) Purchasers shall cause the Purchased Entities to continue, for the balance of the current plan year, any Code section 125 cafeteria plans based on the current elections of the participants who are employed by the Purchased Entities on the Closing Date.

      10.7 Publicity. The parties hereto understand and acknowledge that Seller will be obligated to disclose promptly after signing all of the material terms and conditions of this Agreement, and shall thereafter be required to file this Agreement with the Securities and Exchange Commission. Subject to the foregoing, the parties agree that no press release will be made by Seller, Purchasers or LDA or any of their respective agents concerning the transactions contemplated under this Agreement until such release has been reviewed by and coordinated with the other parties.

      10.8 Costs and Expenses. Seller, Purchasers and LDA shall each be responsible for and bear their own costs and expenses incurred in connection with the transactions contemplated under this Agreement; provided, however, that Seller and Purchasers shall each pay one-half of any HSR Act filing fees required to be paid in connection with the transactions contemplated under this Agreement.

      10.9 Conditions to Closing. Seller and Purchasers shall use all reasonable efforts to satisfy the applicable conditions to the Closing set forth in Article
VII. LDA shall use commercially reasonable efforts to satisfy the applicable conditions to the Closing set forth in

Section 7.1(d) (with respect to the consummation of the purchase and sale of the LDA Ascent Arena Company Membership Interest hereunder), and Sections 7.1(r), 7.1(s) and 7.1(t).

                                  ARTICLE XI.


                                 MISCELLANEOUS


      11.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:

                    Ascent Entertainment Group, Inc.
                    1225 Seventeenth Street
                    Denver, Colorado  80202
                    Attention: Arthur M. Aaron, Esq.
                    Telecopier No.:  (303) 308-0849

                    with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 W. 52nd Street
                    New York, New York  10019
                    Attention: Pamela S. Seymon, Esq.
                    Telecopier No.:  (212) 403-2205

If to LDA:

                    Liberty Denver Arena LLC
                    9197 South Peoria Street
                    Englewood, Colorado  80012
                    Attention:  Mr. David J.A. Flowers
                    Telecopy:  (720) 875-5443

                    With a copy similarly addressed to:

                    Attention:  Charles Y. Tanabe, Esq.
                    Telecopy:  (720) 875-5443

If to Purchasers:

                    Sturm Sports, LLC
                    Sturm Avalanche, LLC
                    Sturm Nuggets, LLC
                    Sturm Arena, LLC
                    3033 East First Avenue, Suite 200
                    Denver, Colorado 80206
                    Attention:  Donald L. Sturm
                    Telecopier No.: (303) 321-4444

                    with a copy similarly addressed to:

                    Attention:  Richard H. Siegel, Esq.
                    Telecopier No.:  (303) 394-5301

                    with a copy to:

                    Jacobs Chase Frick Kleinkopf & Kelley LLC
                    1050 17th Street, Suite 1500
                    Denver, Colorado 80265
                    Attention:  Paul A. Jacobs, Esq.
                    Telecopier No.  (303) 685-4869

If to Designated Representative:

                    Richard H. Siegel, Esq.
                    3033 East First Avenue, Suite 200
                    Denver, Colorado 80206
                    Telecopier No.:   (303) 394-5301

           Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      11.2 Amendments; No Waivers.

      (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

      11.4 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Colorado.

      11.5 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

      11.6 Entire Agreement. Except as otherwise provided herein, this Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      11.7 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

      11.8 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

      11.9 Construction.

      (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section.

      (b) In the event of a conflict or inconsistency between any provision contained in this Agreement and any provision contained in any of the Schedules or Exhibits to this Agreement, the provision in the Agreement shall be controlling.

      11.10 Cumulative Remedies. Except as provided in Sections 8.1 and 9.5, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      11.11 Survival of Representations, Etc. Except for representations and warranties relating to the Equity Interests and the LDA Ascent Arena Company Membership Interest as set forth in Sections 5.2 and 5A.2 and tax matters, which shall survive for the applicable statute of limitations period, the representations, warranties, covenants and agreements of Seller, Purchasers, Sturm Arena and LDA contained herein or in any other document delivered pursuant to this Agreement shall survive for a period of 18 months after the Closing, without regard to any investigation made by any of the parties hereto (and except as otherwise provided in Section 8.1(a)(i), 8.1(a)(ii) or 8.3(a)).

      11.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, including the Guarantee contemplated by Section 10.4 hereof, no person other than Purchasers and Seller shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

      11.13 Revised Deal Structure.

      (a) On the day before the Closing, AEG will transfer ownership of all of the stock of Ascent Development Corp. to HC and will cause Ascent Development Corp. to be merged with and into LLC-II, with LLC-II as the surviving entity. As the surviving entity, LLC-II will have all the rights, privileges and powers, as well as all right, title and interest in all of the property, real, personal and mixed, and other assets of Ascent Development Corp., and will assume all of the debts, liabilities and duties of Ascent Development Corp.

      (b) On the day before the Closing, AEG will transfer ownership of all of the stock of Ascent Sports to HC and will cause Ascent Sports to be merged with and into LLC-I, with LLC-I as the surviving entity. As the surviving entity, LLC-I will have all the rights, privileges and powers, as well as all right, title and interest in all of the property, real, personal and mixed, and other assets of Ascent Sports and will assume all of the debts, liabilities and duties of Ascent Sports.

      (c) Because of the actions to be taken pursuant to this Section 11.13, Purchasers agree and acknowledge that representations and warranties relating to the corporate status and existence of Ascent Sports and Ascent Development Corp. will be true on the date of signing of this Agreement and on the date the transactions contemplated by this Section 11.13 are completed, but will not be true as of the Closing Date.

      (d) Prior to the mergers described in subsections (a) and (b) of this
Section 11.13, neither LLC-I nor LLC-II shall hold any assets or engage in any business or investment activities of any kind.

                         COUNTERPART SIGNATURE PAGE TO
                   PURCHASE AND SALE AGREEMENT AMONG ASCENT
                   ENTERTAINMENT GROUP, INC., LIBERTY DENVER
            ARENA LLC AND STURM SPORTS, LLC, STURM AVALANCHE, LLC,
                    STURM NUGGETS, LLC AND STURM ARENA, LLC
                          DATED AS OF  JULY 27, 1999


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or managers as of the day and year first above written.

                         AEG:
                         ---

                         ASCENT ENTERTAINMENT GROUP, INC., a Delaware
                              corporation

                              By: /s/  Arthur M. Aaron
                                  --------------------------
                              Name:   Arthur M. Aaron
                              Title:  Vice President, Business and Legal
                                      Affairs

                         HC:
                         --

                         ASCENT SPORTS HOLDINGS, INC., a Delaware corporation

                              By: /s/ Arthur M. Aaron
                                  --------------------------
                              Name:   Arthur M. Aaron
                              Title:  Vice President

                         COUNTERPART SIGNATURE PAGE TO
                   PURCHASE AND SALE AGREEMENT AMONG ASCENT
                   ENTERTAINMENT GROUP, INC., LIBERTY DENVER
            ARENA LLC AND STURM SPORTS, LLC, STURM AVALANCHE, LLC,
                    STURM NUGGETS, LLC AND STURM ARENA, LLC
                          DATED AS OF  JULY 27, 1999

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or managers as of the day and year first above written.

                         STURM SPORTS, LLC

                              By:  Sturm Sports Holdings, LLC

                                    By: /s/  Donald L. Sturm
                                        -----------------------------
                                        Donald L. Sturm,
                                        Chairman of the Board of
                                        Managers and
                                        Chief Executive Officer

                         STURM AVALANCHE, LLC

                              By:  Sturm Sports Holdings, LLC

                                    By: /s/  Donald L. Sturm
                                        ------------------------------
                                        Donald L. Sturm,
                                        Chairman of the Board of Managers and
                                        Chief Executive Officer


                         STURM NUGGETS, LLC

                              By:  Sturm Sports Holdings, LLC

                                    By: /s/  Donald L. Sturm
                                        -----------------------------
                                        Donald L. Sturm
                                        Chairman of the Board of Managers and
                                        Chief Executive Officer

                         STURM ARENA, LLC

                              By:  Sturm Sports Holdings, LLC

                                    By: /s/  Donald L. Sturm
                                        -----------------------------
                                        Donald L. Sturm
                                        Chairman of the Board of Managers and
                                        Chief Executive Officer

                         COUNTERPART SIGNATURE PAGE TO
                   PURCHASE AND SALE AGREEMENT AMONG ASCENT
                   ENTERTAINMENT GROUP, INC., LIBERTY DENVER
            ARENA LLC AND STURM SPORTS, LLC, STURM AVALANCHE, LLC,
                    STURM NUGGETS, LLC AND STURM ARENA, LLC
                          DATED AS OF  JULY 27, 1999

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or managers as of the day and year first above written.



                         LDA:
                         ---

                         LIBERTY DENVER ARENA LLC, a Delaware limited liability
                                 company

                         By:  LMC Denver Arena, Inc., a Delaware corporation,
                                 its sole member

                         By: /s/  Charles Y. Tanabe
                            --------------------------------------------
                             Name:    Charles Y. Tanabe
                             Title:   Sr. Vice President and General Counsel